UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Rush Enterprises, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2025 Annual Meeting of Shareholders and Proxy Statement

Rush Enterprises, Inc.
555 IH-35 South, Suite 500
New Braunfels, Texas 78130

April 8, 2025

Dear Fellow Rush Shareholders:

You are invited to attend our 2025 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Tuesday, May 20, 2025, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s (the “Company”) executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

Despite the persistent headwinds that that the industry faced in 2024 due to the ongoing freight recession, continued high interest rates and economic uncertainty, we delivered strong financial results, achieving revenues of $7.8 billion and net income of $304.2 million. Sales of new Class 8 trucks to our vocational and public sector customers helped offset the weak demand we experienced from our over-the-road customers, while our Class 4 through 7 commercial vehicle sales were solid across each of the customer segments we support and significantly outpaced the market. With respect to aftermarket products and services, the challenging industry conditions impacted our aftermarket sales in 2024, and our aftermarket revenues were down slightly year-over-year. However, thanks to the investments we made in our aftermarket strategic initiatives over the years, the efforts of our aftermarket sales force and our commitment to our “One-Team” sales strategy, we managed to grow our market share in 2024. We also were able to grow our network in 2024 by adding two Rush Truck Centers locations in Nebraska, two parts and mobile service locations in California and Texas and a new Custom Vehicle Solutions location in Arizona. We remain committed to expanding our network to better serve our customers, and to investing in our strategic initiatives aimed at growing market share and improving profitability.

At the Annual Meeting, we will ask you to: (a) elect our Board of Directors; and (b) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025. We will review the Company’s progress during the past year and discuss any other business matters properly brought before the Annual Meeting. The attached proxy statement explains our voting procedures, describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to vote promptly. Thank you for your ongoing support of the Company.

Sincerely,

W.M. “Rusty” Rush
President, Chief Executive Officer and
Chairman of the Board

Rush Enterprises, Inc.

Notice of 2025 Annual Meeting of Shareholders

Date:	May 20, 2025

Time:	10:00 a.m., local time

Place:	Rush Enterprises, Inc.’s executive offices: 555 IH-35 South, Suite 500 New Braunfels, Texas 78130

Items of Business:	● To elect nine directors from among the nominees described in this proxy statement;

● To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025; and

● To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date:	March 27, 2025. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy Voting:

Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares by either (i) following the instructions provided to you in that certain Notice of Internet Availability of Proxy Materials or (ii) if you receive paper copies of our proxy materials, signing, dating, and returning the enclosed proxy card, or otherwise by following the voting instructions enclosed therewith, will save the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

By Order of the Board of Directors,

Michael Goldstone
Senior Vice President, General Counsel and
Corporate Secretary
New Braunfels, Texas
April 8, 2025

YOUR VOTE IS IMPORTANT!

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2025

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2024 Annual Report, the Proxy Statement and any other additional soliciting materials, are first being distributed or made available, as the case may be, beginning on or about April 8, 2025, and are available free of charge at http://materials.proxyvote.com.

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting Information and Proxy Mailing Date

Date and Time:	May 20, 2025 at 10:00 a.m. (local time)

Location:	Rush Enterprises, Inc.’s (the “Company”) executive offices: 555 IH-35 South, Suite 500 New Braunfels, Texas 78130

Record Date:	March 27, 2025

Mailing Date:	April 8, 2025

Voting Matters and Board Recommendations

Matter	Our Board’s Recommendation
Elect the nine director nominees (page 9)	FOR each director nominee
Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025 (page 15)	FOR

Governance Highlights

Governance highlights include:

●	Annual election of all directors;

●	Majority vote standard in all uncontested director elections and all other shareholder proposals;

●	Seven out of nine directors are independent;

●	Lead Independent Director;

●	Clawback policy;

●	Insider trading policy;

●	Director resignation policy;

●	Regular executive sessions of nonemployee directors;

●	Three (3) active Board Committees comprised solely of independent directors;

●	Limitation on outside Board service; and

●	Meaningful director and executive stock ownership guidelines.

Board Nominees

The following table provides summary information about each director nominee. Each director is elected annually. The Board of Directors adopted a majority voting standard for uncontested elections. In contested elections, director nominees will be elected based on a plurality standard that is determined by which nominees receive the highest number of votes cast.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CHC	NGC
W.M. “Rusty” Rush	66	1996	Chairman, President and C.E.O., Rush Enterprises, Inc.	● Truck Industry ● Leadership
Thomas A. Akin	70	2004	Former Partner, ADKF, P.C.	● Accounting ● Finance ● Leadership	X	C	X
Raymond J. Chess	67	2014	Former Global Vehicle Line Executive, General Motors Co.	● Truck Industry ● Leadership	X		X	X
William H. Cary	65	2015	Former President, C.O.O. and director, GE Capital	● Finance ● Leadership	X	X	C
Dr. Kennon H. Guglielmo	58	2015	President and C.E.O. of Genisys Controls, LLC, parent company of EControls and FW Murphy Production Controls	● Technology ● Leadership	X	X		X
Elaine Mendoza	59	2019	President and C.E.O. of Conceptual MindWorks, Inc.	● Technology ● Leadership	X	X		C
Troy A. Clarke	69	2021	Former President, C.E.O. and Chairman of Navistar, Inc.	● Truck Industry ● Leadership	X		X	X
Amy Boerger	62	2023	Former Vice President and General Manager of Cummins Inc.	● Truck Industry ● Leadership	X	X	X
Michael J. McRoberts	66	2023	Senior Advisor and Director of Rush Enterprises, Inc.	● Truck Industry ● Leadership

AC	Audit Committee
CHC	Compensation and Human Capital Committee
NGC	Nominating and Governance Committee
C	Chairman

2024 Financial Highlights

For more details, please see our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2025.

In 2024, we achieved revenues of $7.8 billion. We also achieved net income of $304.2 million, or $3.72 per diluted share. Despite challenging industry conditions, we still managed to achieve our second highest annual revenue in the history of the Company. This was primarily due to solid demand for new Class 8 trucks from our vocational and public sector customers and strong demand for Class 4 through 7 commercial vehicles across each of the customer segments we support, which resulted in our medium-duty commercial vehicles sales significantly outpacing the market. Although our parts revenue was down slightly year-over-year, primarily due to decreased demand from our over-the-road and wholesale customers, our service and body shop revenues were up year-over-year, primarily due to strong demand from our vocational, public sector and medium-duty leasing customers and our continued focus on our strategic aftermarket initiatives such as our planned maintenance, Xpress services and mobile service offerings. Our annual absorption ratio was 132.2%. We returned a total of $71.3 million of capital to our shareholders in 2024 in the form of quarterly cash dividend payments totaling $54.9 million and common stock repurchases totaling $16.4 million. We also increased the quarterly dividend by approximately 5.9%, our sixth annual dividend increase in a row. In addition, during 2024 we were able to enter into a new floor plan facility and amend certain other floor plan and other credit facilities to increase our aggregate borrowing capacity to approximately $2.3 billion while also decreasing the aggregate interest rates associated with such borrowings. Considering the difficult operating conditions the industry struggled with throughout 2024, we are proud of our financial results and proud of our employees for staying focused on our long-term strategic initiatives while successfully managing expenses throughout the year. We remain dedicated to returning value to shareholders through earnings growth, quarterly dividends and our stock repurchase program while keeping our balance sheet and cash position strong and continuing to invest in our company’s future.

Compensation Philosophy and Highlights

Our compensation philosophy is to pay for performance. Highlights of our compensation practices include:

What We Do:	What We Do Not Do:

☑Tie a Significant Portion of Pay to Performance

☑Retain an Independent Compensation Consultant

☑Utilize Stock Ownership Guidelines

☑Have Double-Trigger Severance Arrangements

☑Mitigate Inappropriate Risk-Taking

☑Prohibit Hedging and Preapproval Required for Pledging of Company Stock

☑Ensure Certain Incentive Compensation is Subject to a Clawback Policy

☒Provide Gross-ups for Excise Taxes for New Participants Who Enter the Executive Transition Plan after March 3, 2011 ☒Permit Liberal Recycling of Shares ☒Reprice Stock Options

Corporate Information

Corporate Headquarters:	555 IH-35 South, Suite 500, New Braunfels, Texas 78130

Corporate Website:	www.rushenterprises.com

Investor Relations Website:	https://investor.rushenterprises.com

State of Incorporation:	Texas

Stock Symbol:	NASDAQ® Global Select Market: RUSHA and RUSHB

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by Rush Enterprises, Inc. on behalf of its Board of Directors for the 2025 Annual Meeting of Shareholders.

When and where is the Annual Meeting?

The Annual Meeting will be held on May 20, 2025, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, for the purposes set forth in the preceding Notice of 2025 Annual Meeting of Shareholders.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?

As permitted by SEC rules, the Company is furnishing the proxy materials, including this proxy statement and the Company’s 2024 Annual Report, to our shareholders using the “Notice and Access” method by providing access to such documents on the Internet instead of mailing printed copies. This process allows us to expedite our shareholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of the Annual Meeting. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Internet Availability of Proxy Materials (the “Notice”), which will be mailed to most shareholders beginning on or about April 8, 2025, provides instructions on how you may access and review all of the proxy materials on the Internet, how you may submit your proxy via the Internet and how to request a paper or email copy of the Company’s proxy materials. You should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

What matters will be voted upon at the Annual Meeting?

At the Annual Meeting you will be asked to:

●

Vote upon a proposal to elect W.M. “Rusty” Rush, Thomas A. Akin, Raymond J. Chess, William H. Cary, Dr. Kennon H. Guglielmo, Elaine Mendoza, Troy A. Clarke, Amy Boerger and Michael J. McRoberts as directors to hold office until the 2026 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

●	Vote upon a proposal to ratify the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2025 fiscal year; and

●	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who is entitled to vote?

Shareholders of record of the Company’s Class A Common Stock, $.01 par value per share (“Class A Common Stock”), and of the Company’s Class B Common Stock, $.01 par value per share (“Class B Common Stock”), at the close of business on March 27, 2025, which is the “Record Date,” are entitled to notice of, and to vote at, the Annual Meeting. The Class A Common Stock and Class B Common Stock are sometimes collectively referred to in this proxy statement as the “Common Stock.” Shares that may be voted include shares that are held (a) directly by the shareholder of record and (b) beneficially through a broker, bank or other nominee.

At the close of business on the Record Date, there were outstanding 62,592,029 shares of Class A Common Stock and 17,710,128 shares of Class B Common Stock entitled to be voted at the Annual Meeting. The holders of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of Class A Common Stock on the Record Date will be entitled to 1/20th of one vote per share, on each matter voted on at the Annual Meeting. The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

What is the difference between holding shares as a “Registered Owner” and as a “Beneficial Owner?”

Most of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. The following summarizes some distinctions between registered shares and those owned beneficially:

●

Registered Owners – If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are the shareholder of record. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

●

Beneficial Owners – If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote on your behalf or to vote in person at the Annual Meeting. However, because you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the shareholder of record) giving you the right to vote the shares in person at the Annual Meeting.

What constitutes a quorum?

The holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal, and “broker non-votes” will all be counted as present for purposes of determining a quorum.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (a) the beneficial owner has not instructed the nominee how to vote and (b) the nominee lacks discretionary voting power to vote such shares. Generally, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owner of such shares.

The proposal to elect the nine director nominees (Proposal No. 1) is considered a non-routine matter. Consequently, a nominee will not be able to vote shares of the Company’s Common Stock held in “street name” without the beneficial owner’s specific voting instructions on this proposal. Because brokers, banks and other nominees will not be able to vote on this proposal without voting instructions from beneficial owners, we encourage all shareholders that hold shares through a bank, broker or other nominee to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting. The proposal to ratify the appointment of EY as the Company’s independent registered public accounting firm for the 2025 fiscal year (Proposal No. 2) is a routine matter and a nominee is permitted to exercise discretionary voting power with respect to this proposal.

What shareholder approval is necessary for approval of the proposals?

●	Election of Directors

In an uncontested director election, a majority of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. In the event that a director receives more “withheld” votes than “for” votes, that director must promptly tender a letter of resignation to the Board of Directors, at which point the Nominating and Governance Committee will recommend whether to accept or reject such resignation offer. In a contested director election, a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the nine director nominees receiving the highest number of votes in a contested director election will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

●	Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the Annual Meeting, is required for the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2025 fiscal year. Abstentions will have the same effect as votes against this proposal.

How do I cast my vote?

If you are a registered owner of shares of our Common Stock on the Record Date (that is, if your shares are owned in your name and not beneficially owned), you may vote:

●	Via the Internet at www.proxyvote.com by 11:59 p.m. Eastern Time on May 19, 2025, for shares held directly;

●	By telephone (within the U.S. or Canada) toll free at 1-800-690-6903 by 11:59 p.m. Eastern Time on May 19, 2025, for shares held directly;

●	By mail, by completing, signing, dating and mailing the proxy card in the envelope provided if you receive paper materials; or

●	By attending the Annual Meeting and submitting your vote in person.

If you are a beneficial owner of our Common Stock on the Record Date (meaning that your shares are registered in the name of your bank or broker), you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Whichever method you use, the proxies identified herein and on the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the proxies will vote those shares as recommended by the Board of Directors.

May I vote my shares in person at the Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you have the right to vote these shares in person at the Annual Meeting.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may vote these shares in person at the Annual Meeting once you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote such shares at the Annual Meeting, completed such legal proxy and timely presented it to the Company at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your voting instructions or proxy card so that your vote will be counted if you later decide not to attend the Annual Meeting.

If my shares are held in “street name,” will my broker, bank or other nominee vote my shares for me?

Brokers, banks and other nominees who do not have instructions from their “street name” customers may not use their discretion in voting their customers’ shares on “non‑routine” matters. The proposal to elect the nine director nominees (Proposal No. 1) is considered a non-routine matter. The proposal to ratify the appointment of EY as the Company’s independent registered public accounting firm (Proposal No. 2) is considered a routine matter and, therefore, if beneficial owners fail to give voting instructions, nominees will have discretionary authority to vote such shares of our Common Stock with respect to this proposal. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How will my proxy be voted?

Shares represented by a properly executed proxy that is timely received, and not subsequently revoked, will be voted at the Annual Meeting or any adjournments or postponements thereof in the manner directed on the proxy. Steven L. Keller, our Chief Financial Officer, and Michael Goldstone, our General Counsel, have been designated by the Board of Directors as the proxies to represent you and vote your shares at the Annual Meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted: (a) FOR the election of the director nominees; (b) FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2025 fiscal year; and (c) in accordance with the proxy holders’ discretion as to any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

May I revoke my proxy and change my vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote by: (a) timely submitting a new proxy bearing a later date (which automatically revokes the earlier proxy); (b) timely giving notice of your changed vote to us in writing mailed to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone; or (c) attending the Annual Meeting and timely giving oral notice of your intention to vote in person.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote: (a) by timely submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions; or (b) if you have obtained a legal proxy from your nominee giving you the right to vote your shares in person at the Annual Meeting, by attending the Annual Meeting, timely presenting the completed legal proxy to the Company and voting in person.

You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Who will pay the costs of soliciting proxies?

The costs of soliciting proxies pursuant to this proxy statement, if any, will be borne by the Company. Proxies will be solicited by mail, in person or by telephone, electronic mail or facsimile. The Company will bear the expenses associated with this proxy statement, including the preparing, printing and mailing of the Notice, and for those shareholders who have requested paper copies of the proxy materials, the expenses associated with the printing and mailing of such materials. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of our Common Stock.

What other business will be presented at the Annual Meeting?

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be brought before the Annual Meeting. If any other matters should be properly brought before the Annual Meeting, the persons named as proxies, Steven L. Keller and Michael Goldstone, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.

What are the deadlines to nominate directors or to propose other business for consideration at the 2026 Annual Meeting of Shareholders?

In order for a shareholder proposal to be eligible to be included in the Company’s proxy statement and proxy card for the 2026 Annual Meeting of Shareholders, the proposal: (a) must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone, on or before December 10, 2025; (b) must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws and regulations and the Company’s Amended and Restated Bylaws (the “Bylaws”); and (c) must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Notice of any director nomination or the proposal of other business that you intend to present at the 2026 Annual Meeting of Shareholders, but do not intend to have included in the Company’s proxy statement and form of proxy relating to the 2026 Annual Meeting of Shareholders, must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone, not later than the close of business on February 19, 2026 and not earlier than the close of business on January 20, 2026. In the event that the date of the 2026 Annual Meeting of Shareholders has changed by more than 30 days from the anniversary date of the 2025 Annual Meeting of Shareholders, the notice must be delivered to and received by the Company not earlier than the close of business on the 120th day prior to the 2026 Annual Meeting of Shareholders and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. In addition, your notice must set forth the information required by the Company’s Bylaws with respect to each director nomination or proposal of other business that you intend to present at the 2026 Annual Meeting of Shareholders.

If a shareholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, then in addition to satisfying the requirements of the Company’s Bylaws, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and comply with the advance notice provisions of the Company’s Bylaws, which notice must be postmarked or transmitted electronically to the Company at the Company’s executive offices not later than the close of business on February 19, 2026 and not earlier than the close of business on January 20, 2026. In the event that the date of the 2026 Annual Meeting of Shareholders has changed by more than 30 days from the anniversary date of the 2025 Annual Meeting of Shareholders, the notice must be delivered to and received by the Company not earlier than the close of business on the 120th day prior to the 2026 Annual Meeting of Shareholders and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Any shareholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone.

Who will count the votes at the Annual Meeting?

Broadridge Financial Solutions, our independent proxy tabulator, will count the votes and Steven L. Keller, the Company’s Chief Financial Officer, will act as the Inspector of Election at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The Company intends to publish final voting results of the Annual Meeting in a current report on Form 8-K within four business days after the Annual Meeting.

What should I do if I receive more than one Notice or proxy card?

You may receive more than one Notice or paper set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice or voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one Notice or proxy card. Please provide voting instructions for all Notices and proxy cards that you receive.

What is “householding?”

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the SEC called “householding.” Under this practice, certain shareholders who have the same address and last name will receive only one copy of the Notice or this proxy statement and the Company’s 2024 Annual Report, unless one or more of these shareholders notifies the Company that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one copy of the Notice or this proxy statement and the Company’s 2024 Annual Report, and would like to request a separate copy of these proxy materials, or you do not wish to participate in householding in the future, please call (800) 973-7874 or mail such request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone. The Company will promptly deliver a separate copy of the Notice or this proxy statement and the Company’s 2024 Annual Report upon receipt of such request. Similarly, you may also contact the Company if you received multiple copies of the Company’s Notice or proxy materials and would prefer to receive a single copy in the future.

What do I need to do now?

First, read this proxy statement carefully. Then, if you are a registered owner, you should submit your proxy card as soon as possible by following the instructions provided above. If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker, bank or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy card to the Company, but fail to specify a voting choice, your shares will be voted: (a) FOR the approval of W.M. “Rusty” Rush, Thomas A. Akin, Raymond J. Chess, William H. Cary, Dr. Kennon H. Guglielmo, Elaine Mendoza, Troy A. Clarke, Amy Boerger and Michael J. McRoberts as directors to hold office until the 2026 Annual Meeting of Shareholders; (b) FOR  the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2025 fiscal year; and (c) in accordance with the proxy holders’ discretion as to any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

Who can help answer my questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement or our 2024 Annual Report, or if you need directions to or special assistance at the Annual Meeting, please call Michael Goldstone toll free at (800) 973-7874. In addition, information regarding the Annual Meeting is available via the Company’s website at https://investor.rushenterprises.com.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS DETAILED IN THE NOTICE AND HEREIN AND VOTE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY YOUR BROKER, BANK OR OTHER NOMINEE AND VOTE AS PROMPTLY AS POSSIBLE.

PROPOSALS

1.	Election of Directors

The Company’s Board of Directors currently consists of nine directors, one of whom serves as our Chairman, President and Chief Executive Officer, one of whom serves as a Senior Advisor to the Company and seven of whom the Board of Directors has determined to be independent in accordance with the listing standards of the NASDAQ® Global Select Market. Applying these independence standards, the Board of Directors has determined that Mses. Mendoza and Boerger, Messrs. Akin, Chess, Cary and Clarke, and Dr. Guglielmo are all independent directors. After due consideration, the Board of Directors has determined that none of these directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and they all meet the criteria for independence under the listing standards of the NASDAQ® Global Select Market.

The nine directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting to serve for a one-year term and until their successors are elected and qualified or their earlier resignation or removal. All of the nominees named below are current directors of the Company, have consented to be named as director nominees in this proxy statement and have indicated their intent to serve as a director if elected.

The names of the director nominees, along with their present positions, principal occupations, current directorships held with other public corporations, as well as directorships during the past five years, their ages and the year first elected as a director of the Company, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

W.M. “Rusty” Rush

Chairman of the Board since May 2013; Chief Executive Officer of the Company since 2006; President of the Company since 1995; Chief Operating Officer of the Company from 2001 to 2006; and Vice President and Executive Vice President of the Company from 1990 until 1995.

Qualifications:  W.M. “Rusty” Rush’s day-to-day leadership as chief executive officer of the Company, as well as his years of experience at the Company in a variety of functions with increasing responsibility, provides the Board with deep knowledge of the Company’s operations and industry and gives the Board unique insights into the Company’s challenges and opportunities, as well as its day-to-day operations and risks.

Current Directorships: None

Former Directorships: None

Age: 66

Director Since: 1996

Thomas A. Akin

Co-managing partner of ADKF, P.C. in San Antonio, Texas from 1991 through 2020 and currently providing consulting services. Certified Public Accountant in the audit department of EY from 1976 until 1989.

Throughout his career, Mr. Akin has served as the client service executive responsible for the independent audit of companies registered with the SEC.

Qualifications:  Mr. Akin’s extensive financial reporting expertise provides the Board with valuable insight into the Company’s financial reporting obligations and internal controls.

Current Directorships: None

Former Directorships: None

Age: 70

Director Since: 2004

Raymond J. Chess

Former Global Vehicle Line Executive for General Motors Co. (“GM”), where he was responsible for global, cross-functional general management of the GM crossover market segment from 2009 to 2012; from 2001 to 2009, he was responsible for GM's commercial truck segment. Mr. Chess joined GM in 1980 and served in varying capacities, including Vehicle Line Executive, Vehicle Line Director, Chief Manufacturing Engineer, and General Superintendent for Manufacturing Engineering.

Qualifications:  Mr. Chess’s extensive commercial truck experience provides the Board with a manufacturer’s perspective on various issues that are highly beneficial to the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry. In addition, through his position as the Chairman of the Board of Workhorse Group Inc., he also provides valuable insight with respect to the EV commercial vehicle industry.

Current Directorships: Chairman of the Board of Workhorse Group Inc.

Former Directorships: None

Age: 67

Director Since: January 2014

William H. Cary

President, Chief Operating Officer and a director of GE Capital, the financial services unit of General Electric Company (“GE”), from November 2008 until January 2015; he also served as a Senior Vice President of GE from November 2006 until January 2015; Mr. Cary joined GE in 1986 as a member of the Financial Management Program and served in a variety of financial positions around the world.

Qualifications:  Mr. Cary’s extensive commercial finance experience and leadership experience as an executive officer and director of GE Capital and executive officer of GE provides the Board with valuable insight into many issues and opportunities facing the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry.

Current Directorships: Ally Financial Inc.; Secureworks Corp.

Former Directorships: Synchrony Financial; BRP Inc.

Age: 65

Director Since: January 2015

Dr. Kennon H. Guglielmo

CEO of Genisys Controls, LLC (“Genisys”) since December 2016. Genisys is a privately held company that owns a number of diversified global technology companies, including EControls, which focuses on complete engine control systems and Li-Ion battery technology for the industrial, construction, agriculture, and commercial vehicle markets, amongst other industrial solutions. Dr. Guglielmo was a director of Helios Technologies (NASDAQ: HLIO), formerly known as Sun Hydraulics Corporation (NASDAQ: SNHY) from June 2019 to June 2021, and was also Global Co-Lead of Electronic Controls for Helios from December 2016 to March 2019.  Prior to 2016, Dr. Guglielmo was Co-CEO and CTO of Genisys, and President of EControls, LLC.

Qualifications: Dr. Guglielmo’s technical expertise with respect to engine control systems, his knowledge of emerging drivetrain technologies and his entrepreneurial and business leadership experience provides the Board with valuable insight as the Company evaluates strategic opportunities to expand its portfolio of customer solutions.

Current Directorships: None

Former Directorships: Helios Technologies, Inc.

Age: 58

Director Since: January 2015

Elaine Mendoza

President and CEO of Conceptual MindWorks, Inc. (CMI), a leading informatics company that specializes in providing health-related software, bioinformatics, biotechnology, scientific, and technical solutions to the public and private sectors, which she founded in 1990.

Ms. Mendoza served on the Board of Regents of the Texas A&M University System from 2011 to 2023 and as the Chairman from 2019-2021; she was a director of HCSC, the largest customer-owned health insurer in the United States, from 2015 until 2020, where she served as a member and chair of the Audit Committee and as a member of both the Finance Committee and the Governance and Nominations Committee.

Qualifications: Ms. Mendoza’s demonstrated entrepreneurial success and leadership acumen, in addition to her expertise with respect to technology systems and cybersecurity, provides the Board with valuable insight as the Company continues to evaluate and invest in both internal and customer-facing technology solutions in connection with its strategic initiatives.

Current Directorships: Southwest Airlines Co.

Former Directorships: None

Age: 59

Director Since: October 2019

Troy A. Clarke

President, Chief Executive Officer and a member of the Board of Directors of Navistar International Corp. (“Navistar”) from April 2013 through July 2020; he served as Executive Chairman from July 2020 through July 2021. He was Chairman of the Board of Navistar from February 2017 through July 2021. Prior to his position as Chief Executive Officer and President, Mr. Clarke served as President and Chief Operating Officer of Navistar from August 2012 to April 2013, President of the Truck and Engine Group of Navistar from June 2012 to August 2012, President of Asia-Pacific Operations of Navistar, Inc. from 2011 to 2012 and as Senior Vice President of Strategic Initiatives from 2010 to 2011.

Qualifications: Mr. Clarke’s extensive commercial truck experience provides the Board with unique knowledge of a commercial truck manufacturer’s perspective on various issues impacting the industry, including the potential for innovations in transportation companies that may shape the future of our business, which is critical for the Board in assessing the Company’s strategic goals.

Current Directorships: None.

Former Directorships: Navistar, Inc.

Age: 69

Director Since: October 2021

Amy Boerger

Former Vice President and General Manager at Cummins Inc. from April 2015 through January 2023. In total, Ms. Boerger worked for Cummins for 39 years. During this time, much of her work was focused on the North American highway market, pioneering the advancements of the trucking industry through building relationships with stakeholders and contributing to Cummins’ Emissions Solutions business. Prior to serving as Cummins’ Vice President and General Manager, Ms. Boerger worked as a product engineer and account executive at Cummins.

Qualifications: Ms. Boerger’s demonstrated leadership and her deep experience and knowledge of the commercial vehicle industry, including existing and developing commercial vehicle power system technologies, is a valuable asset to the Board, particularly at this time of industry transition. In addition, her unique industry insights and experience interacting with multiple commercial vehicle OEMs, dealership groups and end-users across many industries is key to the Board.

Current Directorships: Knight-Swift Transportation Holdings Inc.

Former Directorships: None

Age: 62

Director Since: October 2023

Michael J. McRoberts

Senior Advisor to the Company since November 2024; Chief Operating Officer of the Company from July 2016 to October 2024; Senior Vice President – Dealer Operations from March 2013 to July 2016. Mr. McRoberts joined the Company in 2011 and served as Regional Manager for Rush Truck Centers in California from 2011 to 2013. He served as the Vice President – General Manager and Chief Operating Officer for the Scully Companies, a regional full-service leasing and dedicated contract carriage organization, from 2006 until he joined the Company in 2011. Mr. McRoberts’s background also includes 13 years of experience with other commercial vehicle dealerships serving in various positions including Chief Financial Officer and President.

Qualifications:  Mr. McRoberts’s unparalleled knowledge of the Company’s operations and strategic goals, coupled with significant prior experience with commercial vehicle dealerships and leasing and transport operations, provides the Board with a unique and valuable insight that will allow him to offer a valuable perspective with respect to guiding and growing the Company’s business in the future.

Current Directorships: None

Former Directorships: None

Age: 66

Director Since: October 2023

The following matrix provides information regarding the members and nominees of our Board of Directors, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board of Directors believes are relevant to our business. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it.  In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board of Directors.

As of April 8, 2025	Thomas A. Akin	Amy Boerger	William H. Cary	Raymond J. Chess	Troy A. Clarke	Kennon H. Guglielmo	Michael J. McRoberts	Elaine Mendoza	W.M. "Rusty" Rush
Knowledge, Skills and Experience
Industry Experience		•		•	•	•	•		•
Executive Leadership or Management	•	•	•	•	•	•	•	•	•
Information Security/Cybersecurity					•	•	•	•
Financial or Audit	•		•		•		•	•	•
Innovation		•		•	•	•	•	•	•
Marketing		•	•				•
Risk Management			•			•		•	•
Institutional Knowledge	•			•			•		•
Strategy		•	•	•	•	•	•	•	•
HR or Training			•
Other Public Boards		•	•	•				•
Tenure and Independence
Tenure (years)	21	2	10	11	4	10	2	6	29
Independence	•	•	•	•	•	•		•
Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx								•
Native Hawaiian or Pacific Islander
White	•	•	•	•	•	•	•		•
Did Not Disclose Demographic Background
Gender
Male	•		•	•	•	•	•		•
Female		•						•
Age	70	62	65	67	69	58	66	59	66

Our Dual-Class Capital Structure and Certain Proxy Advisers’ Recommendations With Respect to the Vote to Elect our Board of Directors

In the fourth quarter of 2021, both Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), proxy advisors in the U.S., announced new policies that penalize companies with multi-class capital structures that have unequal voting rights. Glass Lewis’s policies state that they will recommend “against” votes with respect to the chairman of the Nominating and Governance Committee of companies with such capital structures, while ISS’s policy will be to recommend “withhold” or “against” votes with respect to some or all directors of companies with such a capital structure. We have had a shareholder-approved dual-class capital structure with unequal voting rights since 2002. We believe that maintaining our multi-class structure serves a very important business purpose for us, and it was for this reason that our shareholders approved its creation after our initial public offering.

In considering our dual class capital structure, we believe it is important to note that a substantial portion of our revenue has historically been, and is presently, generated from our nationwide network of commercial vehicle dealerships. In particular, during 2024, the majority of our revenues resulted from sales of commercial vehicles purchased from Peterbilt Motors Company (“Peterbilt”) and parts purchased from PACCAR Parts, a division of PACCAR Inc., which is the parent company of Peterbilt. Accordingly, maintaining the effectiveness of our critical dealer contracts, including our contracts with Peterbilt, is an important part of our business. Importantly, our contracts with Peterbilt require that certain persons (the “Dealer Principals”) own at least 22% of our voting stock (this percentage was reduced from 30% to the present level in 2012 by agreement with Peterbilt). This percentage ownership requirement presented challenges to becoming, and maintaining our status as, a public company; if we had only a single class of voting stock, the percentage ownership requirement would necessarily limit the percentage of our shares that could be owned by persons other than the Dealer Principals. Our dual-class, unequal voting structure allows us to address this challenge through the Dealer Principals’ ownership of Class B Common Stock (which has one vote per share) while still allowing broad economic participation by persons other than the Dealer Principals through such other persons’ ownership of our Class A Common Stock (which has 1/20 vote per share).

In addition to this sound business reason for creating and maintaining our dual-class stock structure, there are factors that distinguish us from many of the other public companies that maintain a similar capital structure. First, unlike many other multi-class stock companies, we did not establish our multi-class structure at, or prior to, our initial public offering. Instead, we established the structure following our initial public offering, and we sought and obtained our shareholders’ consent to this structure in 2002. Second, our Dealer Principals (and other executive officers and members of our Board of Directors) own both Class A and Class B common stock representing approximately 42.0% of the total voting stock of the Company. This ownership percentage, while significant, does not give management the ability to fully control shareholder votes like many other companies with multi-class capital structures with unequal voting rights, where the management of such companies own 50% or more of the voting stock. Finally, unlike many other companies with similar capital structures, our Class B Common Stock is publicly traded, and can be purchased by the public, including by holders of our Class A Common Stock.

While we understand and appreciate the reasons behind ISS’s and Glass-Lewis’s policies regarding multi-class, unequal vote structures generally, we would simply note that, as described above, our situation differs significantly from the typical situation that we believe such policies were intended to address. We respectfully ask you to consider those important differences and the reasons for them in casting your votes for our director nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE DIRECTOR NOMINEES.

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board of Directors may nominate, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the Annual Meeting.

2.	Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2025

The Audit Committee has appointed the firm of Ernst & Young LLP (“EY”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. EY has served as the Company’s independent public accounting firm for the fiscal years 2002 through 2024 and is considered by management of the Company to be well-qualified. If the shareholders do not ratify the appointment of EY, the Audit Committee may reconsider their appointment.

Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and we expect them to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025.

COMPANY INFORMATION

The Board’s Committees and Their Functions

The business of the Company is managed under the direction of the Board of Directors. The Audit Committee, the Compensation and Human Capital Committee, and the Nominating and Governance Committee are the three standing committees of the Board of Directors. The charters for the three standing committees of the Board of Directors are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Audit Committee – During 2024, the Company’s Audit Committee consisted of the following directors: Thomas A. Akin, Chairman of the Audit Committee, William H. Cary, Dr. Kennon H. Guglielmo, Elaine Mendoza and Amy Boerger, who was appointed to the Audit Committee in May 2024. The Audit Committee met four times during 2024. The Board of Directors has determined that each member of the Audit Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations. The Board of Directors has also determined that each member of the Audit Committee is financially literate and that Messrs. Akin and Cary and Ms. Mendoza each have the attributes of an “Audit Committee Financial Expert,” as defined in applicable SEC regulations.

As set forth in more detail in the Audit Committee charter, the Audit Committee’s purpose is to assist the Board of Directors in its oversight responsibilities related to the quality and integrity of the Company’s accounting, auditing, financial reporting and business risk management practices. The specific responsibilities of the Audit Committee include:

●

Reviewing and discussing with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations therein;

●	Appointing, compensating, overseeing and terminating the Company’s independent registered public accounting firm;

●	Approving all audit and non-audit services to be provided by the independent registered public accounting firm;

●	Reviewing the integrity of the Company’s external financial reporting processes and internal controls over financial reporting;

●

Reviewing and approving all related-person transactions (as defined by the SEC) as required by the SEC and the NASDAQ® Global Select Market, and periodically reassessing these transactions to ensure their continued appropriateness;

●	Discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

●

At least annually, and as otherwise required, reviewing with the General Counsel legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable rules and regulations, and any material reports or inquiries received from regulators or governmental agencies;

●

Meeting at least annually, and as otherwise required, with the Company’s Chief Ethics and Compliance Officer to review the implementation and effectiveness of the Company’s ethics and compliance program;

●	Meeting at least annually, and as otherwise required, with the Chief Financial Officer and representatives of the independent auditor in separate executive sessions;

●	Reviewing with management, at least annually, the Company’s capital structure, financing plans, share repurchase program and other significant treasury policies and matters;

●

Reviewing and evaluating the Company’s overall guidelines, policies and procedures with respect to business risk assessment and risk management, including material business risks that could impact the Company’s performance, operations and strategic plans; provided, however, that the Committee’s responsibility with respect to business risk management is one of oversight, and therefore, it is not responsible for management’s preparation of the Company’s business risk management program;

●	Meeting at least annually, and as otherwise required, with the Company’s Chief Information Officer to review the effectiveness of the Company’s cybersecurity risk management program;

●

Discussing with management and providing oversight for matters relating to: (i) cybersecurity, data privacy and other information technology-infrastructure risks and the policies and procedures that management utilizes to identify, monitor and mitigate such risks; and (ii) any material cybersecurity incident that the Company may have experienced;

●	Preparing the Audit Committee Report for inclusion in the Company’s annual proxy statement; and

●	Complying with all other responsibilities and duties set forth in the Audit Committee charter.

For more information regarding the Audit Committee, please refer to the Audit Committee Report contained in this proxy statement.

Compensation and Human Capital Committee – During 2024, the Company’s Compensation and Human Capital Committee consisted of the following directors: William H. Cary, Chairman of the Compensation and Human Capital Committee, Thomas A. Akin, Raymond J. Chess, Troy A. Clarke and Amy Boerger, who was appointed to the Compensation and Human Capital Committee in May 2024. The Compensation and Human Capital Committee met five times during 2024. The Board of Directors has determined that each member of the Compensation and Human Capital Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations.

The specific responsibilities of the Compensation and Human Capital Committee include:

●	Administering the Company’s compensation philosophy and programs and reviewing and modifying such philosophy and programs as necessary;

●

Reviewing and approving all compensation for the Company’s directors and executive officers, including the Company’s Chief Executive Officer, and supervising all bonus and equity-based compensation awards to all Company employees;

●	Overseeing the Company’s practices, policies, strategies and goals relating to human capital resources management;

●	Supervising the administration of the Company’s incentive compensation and equity-based compensation plans;

●	Overseeing, reviewing and discussing with management the preparation of the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement;

●	Overseeing and administering the Company’s clawback policy;

●

Overseeing the Company’s talent development and human resources management practices, policies, strategies and goals and reviewing and discussing with management the human capital resources disclosure to be included in the Company’s Annual Report on Form 10-K.

●	Preparing the Compensation and Human Capital Committee Report for inclusion in the Company’s proxy statement;

●	Appointing, compensating, overseeing and terminating the Compensation and Human Capital Committee’s compensation consultants and other advisors;

●	Considering the independence of any compensation consultant, independent legal counsel or other advisor prior to retaining or obtaining the advice from such advisor; and

●	Complying with all other responsibilities and duties set forth in the Compensation and Human Capital Committee charter.

The Compensation and Human Capital Committee may establish subcommittees of one or more members, and delegate its authority and responsibilities to such subcommittees, when appropriate and in accordance with applicable rules and regulations. The Compensation and Human Capital Committee may also engage compensation consultants and other advisors, from time to time, to advise the Compensation and Human Capital Committee on executive compensation practices and policies or any other matters within the scope of its charter.

Compensation and Human Capital Committee Interlocks and Insider Participation – During the 2024 fiscal year, none of the Company’s executive officers served on either the Company’s Compensation and Human Capital Committee or the Compensation and Human Capital Committee (or its equivalent) or board of directors of another entity whose executive officers served on the Company’s Compensation and Human Capital Committee or Board of Directors. No current or past officer or employee of the Company served on the Compensation and Human Capital Committee during the 2024 fiscal year.

For more information regarding the Compensation and Human Capital Committee, please refer to the Compensation and Human Capital Committee Report contained in this proxy statement.

Nominating and Governance Committee – During 2024, the Company’s Nominating and Governance Committee consisted of the following directors: Elaine Mendoza, Chairman of the Nominating and Governance Committee, Raymond J. Chess, Dr. Kennon H. Guglielmo, and Troy A. Clarke. The Nominating and Governance Committee met four times during 2024. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market.

The specific responsibilities of the Nominating and Governance Committee include:

●	Identifying individuals believed to be qualified to become members of the Board of Directors and recommending qualified individuals to the Board of Directors to stand for election as directors;

●	Recommending individuals to fill vacancies on the Board of Directors;

●	Identifying and recommending directors qualified to fill vacancies on any committee of the Board of Directors;

●	Making recommendations to the Board of Directors from time to time regarding changes to the size of the Board of Directors or any committee thereof;

●	Developing, reviewing and reassessing the adequacy of corporate governance guidelines for the Company;

●	Overseeing the Company’s sustainability efforts, including with respect to climate change and corporate social and environmental responsibility;

●	Reviewing annually sustainability matters as they relate to the Company, including with respect to climate change and corporate social and environmental responsibility policies;

●

Monitoring the social, political, legislative and regulatory trends or issues related to climate change and corporate social and environmental responsibility matters that may affect the Company’s business operations, performance, strategies or reputation, and from time-to-time as the Committee deems necessary or appropriate, making recommendations to the Board and management regarding how the Company should respond to such trends or issues;

●	Assessing annually the performance of the Board of Directors and receiving comments from all directors related to such annual performance review;

●	Developing succession planning policies and principles for the Company’s Chief Executive Officer; and

●	Complying with all other responsibilities and duties set forth in the Nominating and Governance Committee charter.

Director Independence Determinations

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual director satisfies all of the independence standards of the NASDAQ® Global Select Market. In accordance with its charter, and as set forth above, the Nominating and Governance Committee has reviewed the independence of all nonemployee director nominees and reported its findings to the Board of Directors, which affirmatively determined that Mses. Mendoza and Boerger, Messrs. Akin, Chess, Cary, Clarke and Dr. Guglielmo are independent.

In making its determination on the independence of each nonemployee director, all transactions and relationships between each director or any member of his or her immediate family and the Company, its subsidiaries and management are reviewed based on information requested from and provided by each director on an annual basis.

Board Leadership Structure

W.M. “Rusty” Rush serves as the Chairman of the Board, President and Chief Executive Officer of the Company. The Board of Directors of the Company has determined that the appointment of our President and Chief Executive Officer as the Chairman of the Board of the Company promotes a unity of vision for the Company as it implements its strategic objectives. In addition, the President and Chief Executive Officer is the director most familiar with our business and operations and is uniquely situated to lead discussions on important matters affecting the business of the Company, as well as its day-to-day operations and risks. The Board of Directors believes that the Company is best served by a Chairman of the Board who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role. Mr. Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. Consequently, the Board of Directors has determined that Mr. Rush is uniquely able to serve as Chairman of the Board. By combining the Chairman of the Board with the President and Chief Executive Officer positions, the Board of Directors believes that there is a firm link between management and the Board which promotes the development and implementation of our strategic goals. Additionally, Mr. Rush serving as Chairman of the Board, President and Chief Executive Officer demonstrates to the manufacturers the Company represents and the Company’s customers, shareholders and employees that the Company is under stable leadership.

Our Board of Directors designated William H. Cary as its Lead Independent Director in February 2025. As Lead Independent Director, Mr. Cary serves as a liaison between the independent directors and management on certain matters that are not within the area of responsibility of a particular committee of the Board. The Lead Independent Director sets the agenda and presides over the executive sessions of the nonemployee directors, which occur frequently, and at least two times per year during regularly scheduled Board meetings.

Communications with Directors

The Board of Directors welcomes input and suggestions from shareholders and other interested parties by mail at Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, or through the Company’s Ethics Helpline at (877) 888-0002. Interested parties may direct their input or suggestions to specific directors, the standing committees of the Board of Directors, the Lead Independent Director or all of the members of the Board of Directors.

To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may anonymously and, to the extent provided by law, confidentially contact the Audit Committee by calling the Company’s Ethics Helpline at (877) 888-0002.

Corporate Governance Documents

Code of Conduct for Employees and Directors – The Company has adopted the Rush Driving Principles, a code of conduct that applies to all Company officers, directors and employees. The Rush Driving Principles are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Code of Ethics for Senior Financial Officers – The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Principal Accounting Officer. Only the Board of Directors (or the Audit Committee or other appropriate committee thereof) can amend or grant waivers from the provisions of the Code of Ethics for Senior Financial Officers, and any such amendments or waivers will be promptly posted on the Company’s website or otherwise disclosed as required by applicable laws, rules or regulations. The Code of Ethics for Senior Financial Officers is available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Corporate Governance Guidelines – The Company had adopted the Rush Enterprises, Inc. Corporate Governance Guidelines, which reflect the Board of Directors’ commitment to oversee the effectiveness of policy and decision-making both at the Board of Directors and management level and to provide general direction to management of the Company. The Rush Enterprises, Inc. Corporate Governance Guidelines are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Nomination of Candidates for Director

Identification and Evaluation of Director Candidates

The Nominating and Governance Committee strives to identify future potential directors sufficiently in advance so that the Nominating and Governance Committee can provide both the candidates and the Board of Directors ample opportunity to evaluate one another and the candidates’ potential service on the Board of Directors. With respect to potential Board candidates identified by management, individual directors, shareholders or others, the Nominating and Governance Committee makes a preliminary review of the candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate. If a consensus is reached by the Nominating and Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, and a Board vacancy exists or is likely to occur in the foreseeable future, the candidate is contacted to confirm his or her interest and willingness to serve. Members of the Nominating and Governance Committee conduct in-person interviews and may invite executive officers of the Company to interview the candidate to assess his or her overall qualifications. In the context of the current composition and needs of the Board of Directors and its committees, the Nominating and Governance Committee considers factors such as independence, judgment, skill, diversity, experience with businesses and other organizations of comparable size, experience as an officer of a publicly traded company, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees thereof. The Board of Directors also believes that diversity, in terms of a candidate’s differences in backgrounds, experiences, and personal characteristics, including gender, race and ethnicity, is important to the effectiveness of the Board of Directors’ oversight of the Company. Accordingly, the Board of Directors is committed to seeking out highly qualified diverse candidates, as appropriate, in each search for new candidates that the Board of Directors undertakes and has tasked the Nominating and Governance Committee with ensuring that such candidates are included. Whether such search is conducted internally or with the help of a third-party consultant, the Nominating and Governance Committee will consider a candidate’s race, gender, and ethnicity and such other factors as the Board of Directors deems appropriate.

At the conclusion of this identification and evaluation process, the Nominating and Governance Committee reaches a conclusion and reports the results of its review to the full Board of Directors. The report includes a recommendation whether the candidate should be nominated for election to the Board of Directors. This procedure is the same for all candidates, including director candidates identified by shareholders.

Shareholder Nominations of Candidates for Director

The Nominating and Governance Committee will consider all candidates for director properly recommended by shareholders. The Nominating and Governance Committee, in its sole discretion, will determine whether candidates recommended by shareholders are qualified to become a member of the Board of Directors. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chief Executive Officer, other executive officers, third-party search firms and other sources.

Any shareholder wishing to submit a candidate for the Nominating and Governance Committee’s consideration should send the following information to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone:

●	The shareholder’s name, number and class of shares of our Common Stock owned, length of period held and proof of ownership;

●	Name, age and address of the candidate;

●

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

●

Any information relating to the candidate that is required by the rules and regulations of the NASDAQ® Global Select Market and the SEC to be disclosed in the solicitation of proxies for election of directors; and

●	A description of any arrangements or understandings between the shareholder and the candidate.

Minimum Qualifications for Director Nominees and Board Member Attributes

Persons considered for Board positions should, at a minimum, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. To comply with regulatory requirements, a majority of the members of the Company’s Board of Directors must qualify as independent members under the listing standards of the NASDAQ® Global Select Market, all of the members of the Audit Committee must be financially literate, and one or more members of the Company’s Audit Committee must qualify as an “Audit Committee Financial Expert” as such term is defined by applicable regulations of the SEC.

Policies Affecting Members of the Board of Directors

Members of the Company’s Board of Directors are prohibited from serving on the board of directors of more than four public companies. Additionally, if a member of the Board of Directors changes jobs, he or she is required to notify the Nominating and Governance Committee. The Nominating and Governance Committee shall review the appropriateness of the director remaining on the Company’s Board of Directors given the director’s change in job. If the Nominating and Governance Committee concludes that it would be inappropriate for the affected director to remain on the Board of Directors, then the Nominating and Governance Committee shall ask the affected director to resign from the Company’s Board of Directors. The affected director is expected to act in accordance with the Nominating and Governance Committee’s recommendation. Any director nominee who is elected or appointed to the Board of Directors for the first time after February 21, 2008, will be required to submit a letter of resignation to the Board of Directors to be effective upon acceptance by the Board of Directors each year after they reach the age of 72. Such letters of resignation will be considered by the Board of Directors, but the Board of Directors may choose not to accept any such letter of resignation if it believes that it is in the best interest of the Company for the director who submitted the letter of resignation to continue to serve on the Company’s Board of Directors.

Members of the Company’s Board of Directors who are not also officers of the Company are expected to own and hold shares of the Company’s Common Stock equal to five times the value of each of their respective annual cash retainer. Each current director and any new directors will be given five years from the date of their first appointment or election to the Board of Directors to comply with these stock ownership guidelines. As of December 31, 2024, each of the directors then serving was in compliance with, or on target to meet, the stock ownership guidelines.

Meetings of the Board of Directors

During 2024, the Board of Directors met nine times. Each of the current directors attended at least 75% of the meetings of the Board of Directors and committees of which he or she was a member. The Board of Directors regularly schedules a meeting to occur the day of the annual meeting of shareholders. Although the Company has no formal policy on director attendance at annual meetings, this scheduling facilitates their attendance. All of the directors then serving attended the Company’s 2024 Annual Meeting of Shareholders, and all directors currently in office are expected to attend the 2025 Annual Meeting of Shareholders.

The nonemployee directors hold executive sessions at least two times per year during regularly scheduled Board meetings. The Lead Independent Director presides over these executive sessions.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the Company’s risk oversight function. The Board of Directors, with the assistance of its standing committees, Chief Executive Officer, Chief Financial Officer, General Counsel and other officers of the Company, regularly identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market and reputational risks.

The Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new products or services. The Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and governmental authorities, and overseeing management’s conformance with internal policies and controls addressing the material enterprise risks of the Company’s activities, including cybersecurity risks. The Board of Directors receives periodic reviews of the Company’s risk management policies and controls.

The Board of Directors believes its risk oversight function is enhanced by the leadership structure of the Company’s Board of Directors. W.M. “Rusty” Rush serves as the Chairman of the Board, President and Chief Executive Officer of the Company. As a result of the Chairman’s in-depth knowledge of the Company’s operations and industry, the Board of Directors has greater insight into the Company’s operations and risks. Mr. Rush’s unique depth of knowledge, experience and expertise give the Board a more complete and holistic view of the material risks of the Company. In addition, William H. Cary services as the Lead Independent Director and presides over executive sessions of the nonemployee directors.

Sustainability – Environmental, Social and Governance Matters

The Board of Directors has designated the Nominating and Governance Committee with the responsibility of overseeing our environmental, social and governance (“ESG”) sustainability risk. The Board of Directors and management recognize that the sustainability and societal impact of an investment in our Company is important to many investors. We believe that monitoring and taking action to comply with regulations and to address the ESG factors utilized by investors to measure the sustainability and societal impact of investments benefits all of our stakeholders, including our employees, customers, communities and shareholders, and are essential to the sustainable growth of the Company.

Risk-Related Compensation Policies and Practices

As part of its annual review of the executive compensation program, the Compensation and Human Capital Committee assessed the risk profile of its executive and nonexecutive compensation programs to determine if any of them created undesired or excessive risks of a material nature. With the assistance of the Chief Executive Officer, Chief Financial Officer and General Counsel, the Compensation and Human Capital Committee: (a) reviewed the Company’s compensation policies and practices for employees generally; (b) identified the risks that could result from such policies and practices; (c) identified the risk mitigators and controls; and (d) analyzed the potential risks against the risk mitigators and controls and the Company’s business strategy and objectives.

In performing the assessment and reaching its conclusion, the Compensation and Human Resources Committee noted the following factors that reduce the likelihood of undesired or excessive risk-taking:

●	The Company’s overall compensation levels are competitive with the market;

●	The Company’s compensation practices and polices appropriately balance base pay versus variable pay and short-term versus long-term incentives;

●	The Company’s implementation of stock ownership guidelines;

●	The Compensation and Human Capital Committee’s oversight of equity compensation plans; and

●	The high level of Board involvement in approving material investments and capital expenditures.

Based on its analysis, the Compensation and Human Capital Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Officers

Set forth below is information with respect to each executive officer of the Company as of April 8, 2025.

Name	Age	Position
W.M. “Rusty” Rush	66	Chairman of the Board, President and Chief Executive Officer

Jason Wilder	50	Chief Operating Officer

Steven L. Keller	55	Chief Financial Officer and Treasurer

Jody Pollard	48	Senior Vice President – Truck and Aftermarket Sales

Michael L. Goldstone	59	Senior Vice President, General Counsel and Corporate Secretary

W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. Mr. Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company. He was appointed Chairman of the Board in May 2013.

Jason Wilder was appointed to the position of Chief Operating Officer in November 2024. Prior to his promotion, he served as Senior Vice President – Navistar (now known as International) Dealerships from May 2019 until October 2024. From 2011 until 2019, he served as Regional General Manager of the Georgia Region, and as the Regional General Manager of the Company’s North Carolina dealerships from 2008 until 2011. Mr. Wilder joined the Company in November 2006 as the General Manager of the Atlanta medium-duty dealership. Prior to joining the Company, he was the General Manager of Fouts Brothers Truck Center in Smyrna, Georgia. Mr. Wilder has a Bachelor of Arts in Foreign Language – International Trade, Spanish from Auburn University.

Steven L. Keller has served as Chief Financial Officer and Treasurer of the Company since April 2011. In March 2007, Mr. Keller was promoted to Vice President, Chief Financial Officer and Treasurer of the Company after being intimately involved in the Company’s finance and accounting functions since 1997, with responsibility for financial analysis and planning, business acquisitions, SEC reporting, investor relations and corporate taxes. Prior to joining the Company, Mr. Keller, a Certified Public Accountant, worked in the San Antonio office of Ernst & Young LLP and obtained a Bachelor of Business Administration in Accounting from St. Mary's University in San Antonio, Texas.

Jody Pollard has served as Senior Vice President – Truck and Aftermarket Sales since March 2021. Prior to his current role, Mr. Pollard served as Senior Vice President – Operations from March 2017 to March 2021. Mr. Pollard joined the Company in 1999 and participated in the Company’s New Graduate Management Trainee program. Upon completion, Mr. Pollard served in multiple roles of increasing responsibility until eventually being promoted to the Regional General Manager of North Texas and Oklahoma, a position he held from 2010 until his promotion to Senior Vice President – Operations in March 2017. Mr. Pollard has a Bachelor of Science in Agriculture Leadership and Development from Texas A&M University.

Michael L Goldstone was appointed to the position of Senior Vice President, General Counsel and Corporate Secretary in March 2023. Prior to his promotion, he served as Vice President, General Counsel and Corporate Secretary of the Company from March 2017 to February 2023. Mr. Goldstone previously served as Associate General Counsel from 2010 until he was named Vice President, General Counsel and Corporate Secretary of the Company in March 2017. Prior to joining the Company, Mr. Goldstone served as an attorney with Cooper Industries, including as Associate General Counsel, for 13 years and was an associate attorney at Locke, Sapp, Zively, Hill & LaBoon, LLP (now known as Troutman Pepper Locke LLP). Mr. Goldstone received a Bachelor of Arts in Political Science from Drew University and a Doctor of Jurisprudence from Vanderbilt University School of Law.

Each of the Company’s executive officers was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his successor is appointed or until his earlier resignation or removal in accordance with applicable law.

As previously disclosed, Mr. McRoberts, who is a named executive officer in this proxy statement, retired from his position as Chief Operating Officer in October 2024. He continues to serve the Company in a senior advisory role and in his current capacity as a member of the Board of Directors.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information with respect to each person or entity known by us to beneficially own more than five percent (5%) of either class of Common Stock as of March 14, 2025. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person.

	Class A Common Stock		Class B Common Stock
Name and Address	Shares	% of Class	Shares	% of Class	% Total Voting Power(1)
W.M. “Rusty” Rush(2)	547,837	*	7,415,446	43.1	36.4
3MR Partners, L.P.(3)	6,184	*	6,612,102	38.4	32.3
GAMCO Investors, Inc. et al.(4)	−	*	1,751,425	10.2	8.6
Dimensional Fund Advisors LP(5)	4,765,647	7.6	1,454,559	8.4	8.3
The Vanguard Group(6)	7,336,456	11.7	879,600	5.1	6.1
BlackRock, Inc.(7)	9,506,509	15.1	−	*	2.3
Wellington Management Group LLP(8)	5,409,616	8.6	−	*	1.3
FMR LLC(9)	5,174,262	8.2	−	*	1.3

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(1)

Based on a total of (a) 62,673,491 shares of Class A Common Stock and 17,198,780 shares of Class B Common Stock outstanding on March 14, 2025 and (b) 3,184,038 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 14, 2025 (collectively referred to herein as “Vested Options”).

(2)

Includes (a) 367,500 shares of Class A Common Stock with respect to Vested Options and (b) 6,184 shares of Class A Common Stock and 6,612,102 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush is the general partner and over which he has voting and dispositive power. W.M. “Rusty” Rush disclaims individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of his actual ownership interest in 3MR Partners, L.P. Also see footnote (3) below and the Note Regarding Rush Family Holdings on page 27 below. The address of W.M. “Rusty” Rush is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130. Also includes 151,666 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan), which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(3)

The address of 3MR Partners, L.P. is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130. As general partner, W.M. “Rusty” Rush has the power to vote and dispose of or direct the vote and disposition of all of these shares.

(4)

GAMCO Investors, Inc., together with certain affiliates and subsidiaries, including Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors, Inc., has (a) sole voting power of 1,743,925 shares of Class B Common Stock, and (b) sole dispositive power of 1,751,425 shares of Class B Common Stock. The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.  This information is based solely on information contained in GAMCO Investors, Inc.’s most recently available Schedule 13D/A11 filed with the SEC on February 15, 2024. Neither GAMCO Investors, Inc. nor its affiliates and subsidiaries are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by GAMCO Investors, Inc. and its affiliates and subsidiaries.

(5)

Dimensional Fund Advisors LP has (a) sole voting power of 4,696,073 shares of Class A Common Stock and 1,435,362 shares of Class B Common Stock, and (b) sole dispositive power of 4,765,647 shares of Class A Common Stock and 1,454,559 shares of Class B Common Stock. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information is based solely on information contained in the most recently available Schedule 13G/A16 and 13G/A17, filed with the SEC on February 9, 2024. Dimensional Fund Advisors LP is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Dimensional Fund Advisors LP.

(6)

The Vanguard Group has (a) sole voting power of 0 shares of Class A Common Stock and 10,859 shares of Class B Common Stock, and (b) sole dispositive power of 7,218,489 shares of Class A Common Stock and 857,887 shares of Class B Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based solely on information contained in the most recently available Schedule 13G/A11, filed with the SEC on February 13, 2024, and Schedule 13G/A1, filed with the SEC on November 12, 2024. The Vanguard Group is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by The Vanguard Group.

(7)

BlackRock, Inc., together with certain of its subsidiaries, has (a) sole voting power of 9,391,695 shares of Class A Common Stock, and (b) sole dispositive power of 9,506,509 shares of Class A Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. This information is based solely on information contained in the most recently available Schedule 13G/A15, filed with the SEC on November 12, 2024. BlackRock Inc. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by BlackRock, Inc.

(8)

Wellington Management Group LLP, together with certain of its subsidiaries, has (a) sole voting power of 0 shares of Class A Common Stock, and (b) sole dispositive power of 0 shares of Class A Common Stock. The address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210. This information is based solely on information contained in the most recently available Schedule 13G/A6, filed with the SEC on February 10, 2025. Neither Wellington Management Group LLP nor any of its subsidiaries listed in Schedule 13G/A6 are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Wellington Management Group LLP and its subsidiaries.

(9)

FMR LLC, together with certain of its subsidiaries, has (a) sole voting power of 5,172,996 shares of Class A Common Stock, and (b) sole dispositive power of 5,174,262 shares of Class A Common Stock. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. This information is based solely on information contained in the most recently available Schedule 13G/A3, filed with the SEC on November 12, 2024. Neither FMR LLC nor any of its subsidiaries listed in Schedule 13G/A3 are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by FMR LLC and its subsidiaries.

Security Ownership of our Executive Officers and Directors

The table below sets forth certain information as of March 14, 2025, with respect to our Common Stock that is beneficially owned by each director and named executive officer and all of our directors and executive officers as a group. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name.

	Class A Common Stock		Class B Common Stock
Name and Address(1)	Shares	% of Class	Shares	% of Class	% Total Voting Power(2)
W.M. “Rusty” Rush(3)	547,837	*	7,415,446	43.0	36.2
Thomas A. Akin	319,960	*	−	*	*
Raymond J. Chess	49,064	*	−	*	*
William H. Cary	29,811	*	−	*	*
Dr. Kennon H. Guglielmo	69,263	*	−	*	*
Elaine Mendoza	17,827	*	−	*	*
Troy A. Clarke	13,507	*	−	*	*
Amy Boerger	3,762	*	−	*	*
Michael J. McRoberts(4)	126,772	*	279,696	1.6	1.4
Steven L. Keller(5)	188,917	*	250,596	1.5	1.3
Jason Wilder(6)	16,204	*	85,903	*	*
Jody Pollard(7)	96,867	*	164,202	*	*
All executive officers and directors as a group (8)	1,551,800	2.4	8,257,883	47.7	40.5

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(1)	Except as otherwise noted, the business address of the named beneficial owner is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(2)

Based on a total of (a) 62,673,491 shares of Class A Common Stock and 17,198,780 shares of Class B Common Stock outstanding on March 14, 2025, and (b) 2,431,655 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 14, 2025 (collectively referred to herein as “Vested Options”).

(3)

Includes (a) 367,500 shares of Class A Common Stock with respect to Vested Options and (b) 6,184 shares of Class A Common Stock and 6,612,102 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush is the general partner and over which he has voting and dispositive power. W.M. “Rusty” Rush disclaims individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of his actual ownership interest in 3MR Partners, L.P. Also see the Note Regarding Rush Family Holdings on page 27 below. The address of W.M. “Rusty” Rush is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130. Also includes 151,666 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(4)

Includes (a) 111,000 shares of Class A Common Stock with respect to Vested Options and (b) 182,434 shares of Class B Common Stock held by the Michael J. McRoberts Trust, a revocable trust of which Michael J. McRoberts is this sole trustee and has sole voting and dispositive power. Michael J. McRoberts disclaims individual beneficial ownership of the shares held by the Michael J. McRoberts Trust, except to the extent of his pecuniary interest therein. Also includes 52,667 shares of Class B Common Stock with respect to unvested restricted stock.

(5)

Includes 105,000 shares of Class A Common Stock with respect to Vested Options. Also includes 52,677 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(6)	Includes 15,500 shares of Class A Common Stock with respect to Vested Options. Also includes 40,000 shares of Class B Common Stock with respect to unvested restricted stock.

(7)	Includes 93,750 shares of Class A Common Stock with respect to Vested Options. Also includes 37,700 shares of Class B Common Stock with respect to unvested restricted stock.

(8)

Reflects information above; provided, however, that shares reflected more than once in the table above with respect to W.M. “Rusty” Rush are only reflected once in this line. See the Note Regarding Rush Family Holdings below. Also includes 438,000 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders

Note Regarding Rush Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in the same shares being listed multiple times in the tables above. The 6,184 shares of Class A Common Stock and the 6,612,102 shares of Class B Common Stock held by 3MR Partners, L.P. are included twice in the above tables under the name of W.M. “Rusty” Rush (that is, there are only 6,184 shares of Class A Common Stock and 6,612,102 shares of Class B Common Stock rather than 12,368 shares of Class A Common Stock and 13,224,204 shares of Class B Common Stock). For purposes of the above tables, removing the shares counted multiple times results in an aggregate total ownership of 0.8% of outstanding Class A Common Stock and 43.0% of outstanding Class B Common Stock for W.M. “Rusty” Rush and 3MR Partners, L.P. W.M. “Rusty” Rush disclaims beneficial ownership over shares owned by other members of the Rush family and 3MR Partners, L.P., except as specifically disclosed in the footnotes above.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides information regarding our executive compensation program in 2024 for the following executive officers of the Company (collectively, the “named executive officers”):

●	W.M. “Rusty” Rush, our Chairman of the Board of Directors, President and Chief Executive Officer;

●	Jason Wilder, our Chief Operating Officer;

●	Steven L. Keller, our Chief Financial Officer and Treasurer;

●	Jody Pollard, Senior Vice President – Truck and Aftermarket Sales; and

●	Michael J. McRoberts, former Chief Operating Officer.

Pursuant to the Company’s Bylaws, the Chairman of the Board is an executive officer of the Company.

2024 Financial Highlights

In 2024, we achieved revenues of $7.8 billion. We also achieved net income of $304.2 million, or $3.72 per diluted share. Despite challenging industry conditions, we still managed to achieve our second highest annual revenue in the history of the Company. This was primarily due to solid demand for new Class 8 trucks from our vocational and public sector customers and strong demand for Class 4 through 7 commercial vehicles across each of the customer segments we support, which resulted in our medium-duty commercial vehicles sales significantly outpacing the market. Although our parts revenue was down slightly year-over-year, primarily due to decreased demand from our over-the-road and wholesale customers, our service and body shop revenues were up year-over-year, primarily due to strong demand from our vocational, public sector and medium-duty leasing customers and our continued focus on our strategic aftermarket initiatives such as our planned maintenance, Xpress services and mobile service offerings. Our annual absorption ratio was 132.2%. We returned a total of $71.3 million of capital to our shareholders in 2024 in the form of quarterly cash dividend payments totaling $54.9 million and common stock repurchases totaling $16.4 million. We also increased the quarterly dividend by approximately 5.9%, our sixth annual dividend increase in a row. In addition, during 2024 we were able to enter into a new floor plan facility and amend certain other floor plan and other credit facilities to increase our aggregate borrowing capacity to approximately $2.3 billion while also decreasing the aggregate interest rates associated with such borrowings. Considering the difficult operating conditions the industry struggled with throughout 2024, we are proud of our financial results and proud of our employees for staying focused on our long-term strategic initiatives while successfully managing expenses throughout the year. We remain dedicated to returning value to shareholders through earnings growth, quarterly dividends and our stock repurchase program while keeping our balance sheet and cash position strong and continuing to invest in our company’s future.

Executive Compensation Highlights

Key aspects of our executive compensation program include the following:

What We Do:	☑	Tie Pay to Performance. A significant portion of each executive officer’s annual compensation is tied to corporate and individual performance.
	☑	Retain an Independent Compensation Consultant. The Compensation and Human Capital Committee engages an independent compensation consultant, who does not provide services to management.
	☑	Utilize Stock Ownership Guidelines. We have significant stock ownership guidelines.
☑

Have Double-Trigger Severance Arrangements. Our Executive Transition Plan and equity award agreements require a qualifying termination of employment in addition to a change in control in the Company before change in control benefits or accelerated equity vesting are triggered.

☑

Mitigate Inappropriate Risk-Taking. We structure our compensation programs so that they minimize inappropriate risk-taking by our executive officers and other employees, including appropriately balancing base pay versus variable pay and short-term versus long-term incentives.

☑

Prohibit Hedging and Preapproval Required for Pledging. Our insider trading policy prohibits all employees and directors from hedging the economic interest in the Company shares they hold and requires executive officers and directors to receive preapproval prior to pledging, which is only expected to be granted under very limited circumstances.

	☑	Clawback Policy. Our clawback policy allows the Company to recover certain forms of compensation in certain situations and applies to all employees who receive equity awards.

What We DO NOT Do:	☒

Provide Gross-ups for Excise Taxes. Pursuant to the Compensation and Human Capital Committee’s policy, any participant who enters the Executive Transition Plan after March 3, 2011, is not entitled to a gross-up for any excise taxes that may be imposed as a result of severance or other payments made in connection with a change in control of the Company. Consequently, Messrs. Wilder and Pollard are not entitled to excise tax gross-up payments under the Executive Transition Plan.

	☒	Reprice Stock Options. Our Amended and Restated 2007 Long-Term Incentive Plan prohibits the repricing of stock options and stock appreciation rights without prior shareholder approval.
	☒	Permit Liberal Share Recycling. Our Amended and Restated 2007 Long-Term Incentive Plan prohibits liberal share recycling.

The Compensation and Human Capital Committee believes that our 2024 executive compensation program is strongly aligned with pay-for-performance principles. Specifically, a significant percentage of the total direct compensation (i.e., base salary, cash performance bonus and annual equity incentive awards) of Messrs. Rush, Wilder, Keller, Pollard and McRoberts that was granted in 2024 was “at-risk,” as the following graphs illustrate:

RUSH NAMED EXECUTIVE OFFICERS
2024 TOTAL DIRECT COMPENSATION MIX(1)

(1) The above graphs exclude the named executive officers’ employee benefits and perquisites, as these are not included in the definition of “total direct compensation.”

Shareholder Advisory Vote to Approve Executive Compensation

We conducted our fifth advisory vote to approve executive compensation at our 2023 Annual Meeting of Shareholders. While this vote was not binding on the Compensation and Human Capital Committee, the Board of Directors or the Company, the Compensation and Human Capital Committee values the opinions of our shareholders on executive compensation matters. Based upon the Inspector of Election’s report, the advisory vote to approve executive compensation received the favorable support of approximately 89% of the votes cast thereon. The Compensation and Human Capital Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation program were necessary solely as a result of the advisory vote.

In response to the majority of the votes cast for an advisory vote to approve executive compensation every three years at our 2023 Annual Meeting of Shareholders, we have currently determined that the advisory vote to approve executive compensation will be conducted every three years, with the next advisory vote to approve executive compensation being held at our 2026 Annual Meeting of Shareholders. Shareholders must be given the opportunity to vote, on an advisory basis, on the frequency of future say-on-pay votes at least every six years. The next required advisory vote on the frequency of future say-on-pay votes will occur no later than our 2029 Annual Meeting of Shareholders.

Compensation Objectives

Our executive compensation program is intended to accomplish the following objectives:

●	Provide a competitive compensation package that enables us to attract, motivate and retain talented executives who contribute to the success of our business;

●	Reward executives when we perform well financially, while not encouraging executives to take unnecessary risks that could threaten our long-term sustainability; and

●	Align executives’ interests with those of our shareholders.

As further discussed below, in 2024, the Compensation and Human Capital Management Committee reviewed and considered competitive pay information derived from its independent compensation consultant prior to approving the individual pay components of the named executive officers to help ensure such compensation was competitive in our marketplace for executive talent. Furthermore, as illustrated in the above graph, a significant portion of total direct compensation (base salary, cash performance bonus and equity incentive awards) of Messrs. Rush, Wilder, Keller, Pollard and McRoberts was “at risk” compensation, delivered in the form of a cash performance bonus and annual equity incentive awards. The Compensation and Human Capital Management Committee designed the cash performance bonus and equity incentive awards with the intention that such awards would focus the named executive officers on achieving both our short- and long-term business objectives and strategies and align their interests with our shareholders.

Insider Trading Policy

We have adopted an insider trading policy setting forth policies and procedures governing the purchase, sale, and other dispositions of the Company’s securities. The policy applies to all directors, officers, employees, and other covered persons, in addition to the Company with respect to the sale or repurchase of its own securities.

We believe our insider trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and the Nasdaq listing standards. A copy of our insider trading policy was filed as Exhibit 19.1 to the Company’s 2024 Annual Report on Form 10-K.

Practices Related to Equity Award Grants

Equity awards, including stock options and restricted stock, are discretionary and are generally granted to our named executive officers and certain other employees once per year on March 15 (or the first business day prior to March 15 if that date falls on a weekend) of each year. The Compensation and Human Capital Committee recommends the amount of equity awards to be granted and the Board approves the grants at a meeting held in early March of each year. In 2024, the Board did not grant equity awards within four business days before or one business day after the release of a Form 10-Q, 10-K or 8-K that disclosed material nonpublic information. The Company’s equity award grants always occur after the release of the Company’s financial results for the prior fiscal year and after the filing of the Company’s Annual Report on Form 10-K.

The Board did not take material nonpublic information into account when determining the timing and terms of equity awards granted in 2024, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Clawback Policy

On October 23, 2023, the Compensation and Human Capital Committee adopted, and the Board approved, an amended and restated clawback policy, which allows the Company to recover certain forms of compensation in certain situations. The clawback policy applies to the Company’s current and former executive officers, including all of the named executive officers and it also applies generally to all employees who receive equity awards. The clawback policy provides for the recoupment of certain compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period or from material misconduct or fraud. If the Company is required to prepare an accounting restatement due to any of the above-described reasons, then the Board of Directors will require reimbursement or forfeiture of any erroneously awarded incentive compensation received by a named executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement, and for all other persons, the Board of Directors will require reimbursement if it is determined that such individual’s conduct was directly related to the restatement. If the Board of Directors determines that a named executive officer or other employee has committed any act of embezzlement, fraud, theft or any other financial misconduct, the Board of Directors may require such person to forfeit or reimburse the Company for some or all (as determined by the Board of Directors) of the incentive compensation awarded to or received during the three years following the discovery of the act. The clawback policy prohibits the Company from indemnifying current or former executive officer against the loss of erroneously awarded compensation.

Employment Agreements

Michale J. McRoberts, the Company’s former Chief Operating Officer and a member of the Board, entered into a senior advisor agreement with the Company effective as of November 1, 2024 (the “McRoberts Agreement”), as previously disclosed in the Company’s Current Report on Form 8-K filed on October 29, 2024, and filed as Exhibit 10.1 to such report. Pursuant to the terms the McRoberts Agreement, he is entitled to a base salary of $800,000 per year. He is also entitled to a grant of restricted stock on or about March 15 of each year that equals $250,000 and is subject to the same vesting periods and requirements applicable to the Company’s executive officers. Mr. McRoberts is entitled to continue to participate in the Company’s employee benefit and retirement plans (although he is no longer a participant in the Company’s Executive Transition Plan). The McRoberts Agreement also contains certain confidentiality, non-compete and non-solicit obligations.

The Company has no employment agreements with any of its current executive officers.

Compensation-Setting Process

The Compensation and Human Capital Committee approves all compensation decisions for the named executive officers, including base salaries, cash performance bonuses, and equity incentive awards. The Compensation and Human Capital Committee aims to structure executive compensation in a manner that achieves the compensation objectives described above. In approving executive compensation from year to year, the Compensation and Human Capital Committee reviews and considers, among other things:

●	Our financial and operating performance;

●	The roles and responsibilities of the named executive officers;

●	Evaluations of the named executive officers’ performance;

●	Competitive pay information;

●	Historical compensation levels; and

●	Recommendations by our Chief Executive Officer.

In general, the named executive officers’ compensation is impacted by individual performance, as noted above. However, the assessment of the named executive officers’ individual performance by the Compensation and Human Capital Committee and W.M. “Rusty” Rush is a subjective assessment of each officer's accomplishment and contribution to the Company and is not based upon quantitative performance measures. The Compensation and Human Capital Committee believes that individual performance evaluation using a qualitative approach, including a judgment of individual effort and achievement, in connection with the Company's overall performance measures, is the most effective assessment of performance for compensation purposes, provides appropriate behavioral incentives and is in the best interests of the Company and its shareholders. The Compensation and Human Capital Committee further believes its approach to evaluating each officer's individual performance and contribution to the Company provides a balanced relationship between pay-for-performance and appropriate risk management and fosters team cohesiveness.

In approving 2024 executive compensation, the Compensation and Human Capital Committee reviewed tally sheets for each named executive officer that were prepared by management. The tally sheets set forth the base salary, cash performance bonus, total cash compensation, number of stock option awards, and number of restricted stock awards for each of our executive officers, including the named executive officers, for 2024. The Compensation and Human Capital Committee used the tally sheets as a reference point to ensure its members understood the individual pay levels of the named executive officers. In 2024, the Compensation and Human Capital Committee did not increase or decrease the named executive officers’ compensation as a result of its review of the tally sheets.

Role of Executive Officers in Compensation Decisions

In 2024, certain executive officers, including Messrs. Rush, Wilder and McRoberts, regularly attended Compensation and Human Capital Committee meetings and, upon the Compensation and Human Capital Committee’s request, provided compensation and other related information to the Compensation and Human Capital Committee. However, Messrs. Rush, Wilder and McRoberts were not present during the Compensation and Human Capital Committee’s discussions and approval of their own compensation nor did they attend executive sessions of the Compensation and Human Capital Committee.

In setting and approving 2024 executive compensation, W.M. “Rusty” Rush: (a) formulated recommendations on matters of compensation philosophy, objectives and design; (b) provided an overview of our financial and operating performance; (c) provided the results of his annual performance evaluation of Messrs. Wilder, Keller, Pollard and McRoberts; and (d) provided compensation recommendations for Messrs. Wilder, Keller, Pollard and McRoberts.

W.M. “Rusty” Rush discussed with the Compensation and Human Capital Committee the following individual performance considerations that impacted his compensation recommendations for Messrs. Wilder, Keller, Pollard and McRoberts:

●

Jason Wilder. Jason Wilder, as our Chief Operating Officer effective November 1, 2024, is responsible for all of the Company’s Rush Truck Centers’ operations, including new and used commercial vehicle sales, sales of aftermarket parts, service and collision center operations, and the Company’s vehicle up-fitting, CNG fuel systems and vehicle telematics businesses. In addition, Mr. Wilder also oversees the Company’s information technology department. Prior to assuming the role of Chief Operating Officer, Mr. Wilder was our Senior Vice President – Navistar (now known as International) Dealerships. In this role, he was responsible for all aspects of the Company’s Navistar dealerships located in 12 states and Canada. In 2024, Mr. Wilder demonstrated strong management and business development skills by successfully navigating the ongoing industry headwinds associated with the responsibility of successfully managing 71 dealerships located in 12 states and Canada in his role as Senior Vice President – Navistar Dealerships. With respect to preparing for and assuming his role as Chief Operating Officer, Mr. Wilder worked closely with Messrs. McRoberts and Pollard to broaden his expertise surrounding the Company’s “One Team” sales strategy and understanding the Company’s cybersecurity program while also focusing on various strategic initiatives, including technician recruitment and retention.

●

Steven L. Keller. Mr. Keller, as our Chief Financial Officer and Treasurer, is responsible for the financial management of the Company and evaluating and managing all aspects of accounting, auditing, treasury, and tax. He is also responsible for the human resources department. Mr. Keller’s financial leadership has been critical to maintaining a strong balance sheet and managing our financial position. In 2024, Mr. Keller continued to perform an important role in our strategic and corporate development initiatives, and his work contributed greatly to our achievement of the second highest revenues in our Company’s history, prudent cash flow management and strong net income. He also oversaw the execution of our capital allocation program in 2024, which returned a total of $71.3 million of capital to our shareholders in 2024 in the form of quarterly cash dividend payments totaling $54.9 million and common stock repurchases totaling $16.4 million. Partly in response to increased commercial vehicle inventories in 2024 and due to anticipated increases in both commercial vehicle sales and the prices of commercial vehicles in the future, Mr. Keller negotiated a new $800 million floor plan facility with respect to our Peterbilt vehicle inventory and amended our existing floor plan facility and Peterbilt lease and rental facility. As a result of Mr. Keller’s efforts, the Company now has approximately $1.6 billion available to finance its commercial vehicle inventory and approximately $700.0 million available to finance its parts and lease and rental inventory. In addition, Mr. Keller was able to negotiate a reduction in the aggregate interest rate that applies to the Company’s aggregate borrowings under its credit facilities.

●

Jody Pollard. Jody Pollard, as our Senior Vice President – Truck & Aftermarket Sales, is responsible for new and used commercial vehicle sales at the Company’s dealerships, aftermarket products and services sales, as well as the Company’s marketing department. In 2024, Mr. Pollard demonstrated strong management and business development skills by successfully navigating difficult market conditions caused by the ongoing freight recession, high interest rates and general economic uncertainty. Mr. Pollard’s efforts led to solid new Class 8 truck sales, especially considering the weak demand from our over-the-road customers, our largest customer segment. In addition, he oversaw the sales efforts for our new Class 4-7 commercial vehicle sales, which increased by 5.1% in 2024 compared to 2023 and significantly outpaced the market. With respect to aftermarket market products and services, Mr. Pollard’s leadership resulted in strong revenues of $2.5 billion. While both our commercial vehicle sales and aftermarket revenues were down slightly year-over-year, they were both still the second highest revenues that the Company has ever achieved in either category. Mr. Pollard’s efforts also contributed heavily to our ability to maintain a healthy absorption ratio of 132.2% in 2024, which we believe is a significant achievement in light of the difficult industry conditions that existed throughout the year.

●

Michael J. McRoberts. Mr. McRoberts, who was our Chief Operating Officer until October 31, 2024, was responsible for all of the Company’s Rush Truck Centers’ operations, including new and used commercial vehicle sales, sales of aftermarket parts, service and collision center operations, and the Company’s vehicle up-fitting, CNG fuel systems and vehicle telematics businesses. In addition, Mr. McRoberts also oversaw the Company’s information technology department. In 2024, Mr. McRoberts continued to provide invaluable insight and leadership in support of the Company’s investment in its long-term growth strategy, which contributed to the Company’s strong revenues. He also led our efforts to successfully manage expenses throughout the year and to hire more aftermarket sales representatives, which enabled us to execute on our “One Team” sales approach and grow our market share. In addition, Mr. McRoberts’s leadership was instrumental in the succession planning associated with his transition from Chief Operating Officer to a senior advisory role.

Based on his performance evaluations of the above-named executive officers and one or more of the other factors set forth above under “Compensation-Setting Process,” W.M. “Rusty” Rush made a recommendation to the Compensation and Human Capital Committee regarding the base salary levels, the amount of the cash performance bonus, and the form and amount of the annual equity incentive awards granted to Messrs. Wilder, Keller, Pollard and McRoberts for 2024.

Mr. Rush did not use any formula in determining his compensation recommendations. The Compensation and Human Capital Committee has complete discretion to approve, disapprove, or alter Mr. Rush’s compensation recommendations.

In 2024, the Compensation and Human Capital Committee accepted, without modification, the recommendations of Mr. Rush regarding the base salary, cash performance bonus, and annual equity incentive awards of Messrs. Wilder, Keller, Pollard and McRoberts. The entire Board of Directors ratified the individual pay components, as well as the total direct compensation, of these named executive officers in 2024.

Mr. Rush did not make any compensation recommendations regarding his compensation in 2024.

The Chief Executive Officer’s and Chairman’s Compensation

The Compensation and Human Capital Committee approved W.M. “Rusty” Rush’s 2024 compensation, including his base salary, cash performance bonus, and equity awards, based upon its subjective evaluation of his role and responsibilities within the Company, the Company’s financial and operating performance, and his personal contributions to the Company’s success in 2024, which was another strong year financially for the Company. In addition to successfully managing the business to revenues of $7.8 billion, the second highest in the Company’s history, his efforts also included successfully navigating the business through a challenging operating environment caused by the current freight recession, continued high interest rates and general economic uncertainty. Mr. Rush was also instrumental in negotiating the Company’s new $800 million floor plan facility with PACCAR Finance Corp.

Role of Compensation Consultant in Compensation Decisions

Generally, the Compensation and Human Capital Committee engages a compensation consultant every two years to assess our executive compensation program. In 2024, the Compensation and Human Committee engaged Compensation Advisory Partners LLC (“CAP”), an independent compensation consultant, to:

●	Assess the composition of our custom peer group;

●

Review the executive officers’ then individual pay components: base salary, total cash compensation (i.e., base salary plus cash performance bonus), equity incentive awards and total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards); and

●	Assess the competitiveness of the executive officers’ current pay levels.

The Compensation and Human Capital Committee has established procedures that are intended to maintain CAP’s independence. These procedures include a direct reporting relationship of CAP to the Compensation and Human Capital Committee. With the consent of the Chairman of the Compensation and Human Capital Committee, CAP may contact our executive officers, including the named executive officers, for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation and Human Capital Committee that the named executive officers also receive.

CAP was hired to serve as the Compensation and Human Capital Committee’s independent compensation consultant in 2018. CAP has never provided any services to the Company, nor received any payments from the Company, other than in its capacity as a consultant to the Compensation and Human Capital Committee. The Compensation and Human Capital Committee assessed whether the services provided by CAP in 2024 raised any conflicts of interest pursuant to the SEC rules and concluded that no such conflicts of interest existed.

Peer Analysis

As indicated above, one of the factors that the Compensation and Human Capital Committee generally considers in setting the named executive officers’ compensation is competitive pay information. In May 2024, CAP derived certain competitive pay information from a custom peer group and certain survey data as further discussed below.

The May 2024 peer group was composed of the following 18 companies:

●	Advance Auto Parts, Inc.	●	Landstar System, Inc.
●	Allison Transmission Holdings, Inc.	●	Lithia Motors, Inc.
●	Applied Industrial Technologies, Inc.	●	MSC Industrial Direct Co., Inc.
●	Asbury Automotive Group, Inc.	●	Oshkosh Corporation
●	AutoZone, Inc.	●	Sonic Automotive, Inc.
●	Group 1 Automotive, Inc.	●	Terex Corporation
●	H&E Equipment Services, Inc.	●	Trinity Industries, Inc.
●	Hub Group, Inc.	●	United Rentals, Inc.
●	Knight-Swift Transportation Holdings Inc.	●	Westinghouse Air Brake Technologies Corporation

There were no material changes to the composition of the peer group from 2023 to 2024. The above peer companies were approved by the Compensation and Human Capital Committee based upon an analysis of their annual revenues (roughly 0.2x to 2.5x our revenues), the fact that these companies are in similar industries, are subject to similar market conditions and compete for the same executive talent, based upon data compiled by CAP in May 2024. At the time of CAP’s evaluation, the Compensation and Human Capital Committee believed that the composition of the May 2024 peer group reflected an appropriate set of comparator companies for purposes of assessing the Company’s executive compensation program.

CAP completed its executive compensation review in January 2025. CAP derived the January 2025 competitive pay information from surveying the most recent year of proxy data for each peer company and by analyzing executive compensation surveys from both proprietary sources and general industry executive compensation databases, including Mercer Executive Compensation Survey, Wills Towers Watson Survey and PayFactors Market Data Report.

As part of CAP’s January 2025 assessment, it developed market norms by evaluating the base salary, target bonus and three-year average of long-term incentive awards provided to the named executive officers of the Company’s peer group. To reduce the effects of outliers, CAP defined “market norms” to be between the 25th and 75th percentiles, with a focus on the median rather than the arithmetic average.

With respect to our 2024 executive compensation program, the Compensation and Human Capital Committee made the following determinations using the competitive pay information derived by CAP:

●

Mr. Rush’s 2024 base salary was above the 75th percentile, Mr. McRoberts’s base salary fell between the 25th and 50th percentiles, and Messrs. Wilder’s, Keller’s and Pollard’s base salaries were below the 25th percentile of the competitive pay information derived by CAP;

●

Messrs. Rush’s and McRoberts’s 2024 total cash compensation (base salary and cash performance bonus) was above the 75th percentile, Mr. Wilder’s total cash compensation fell between the 50th and 75th percentiles, Mr. Keller’s total cash compensation fell between the 25th and 50th percentiles, and Mr. Pollard’s total cash compensation fell below the 25th percentile of the competitive pay information derived by CAP;

●

Messrs. Pollard’s and McRoberts’s 2024 equity incentive awards fell between the 50th and 75th percentiles, and Messrs. Rush’s, Wilder’s and Keller’s 2024 equity incentive awards fell between the 25th and 50th percentiles of the competitive pay information derived by CAP; and

●

Mr. McRoberts’s 2024 total direct compensation (i.e. base salary, cash performance bonus and equity incentive awards) was above the 75th percentile, Messrs. Rush’s and Wilder’s 2024 total direct compensation fell between the 50th and 75th percentiles, Mr. Keller’s 2024 total direct compensation fell between the 25th and 50th percentiles, and Mr. Pollard’s total direct compensation fell below the 25th percentile of the competitive pay information derived by CAP.

Based upon the above findings and in light of the Company’s strong revenues and net income of $7.8 billion and $304.2 million, respectively, the Compensation and Human Capital Committee believes that the individual pay components and total direct compensation levels of Messrs. Rush, Wilder, Keller, Pollard and McRoberts in 2024 were competitive with the pay practices of the Company’s peer group.

Notwithstanding the above, the Compensation and Human Capital Committee believes the competitive pay information should be used as a point of reference and not as the sole factor in setting executive compensation. Accordingly, the Compensation and Human Capital Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. The competitive pay information is only one of a number of factors used by the Compensation and Human Capital Committee in setting executive compensation. Consequently, each named executive officer’s individual pay components and total direct compensation may be below, at, or above the 25th percentile, 50th percentile or the 75th percentile of the competitive pay information. The Compensation and Human Capital Committee approves individual pay components and total direct compensation levels based upon its subjective judgment and discretion as to the overall fairness and competitiveness of the named executive officers’ compensation.

The competitive pay information derived by CAP provided the Compensation and Human Capital Committee a basic framework from which to make determinations with regard to the individual pay components and total direct compensation of Messrs. Rush, Wilder, Keller, Pollard and McRoberts, as well as assistance in determining whether such compensation levels accomplished the objectives of the executive compensation program in 2024.

Compensation Program Components

In general, our 2024 executive compensation program was comprised of the following four primary components:

●	Base salary;

●	Cash performance bonuses;

●	Equity incentive awards; and

●	Employee benefits and other perquisites.

We do not have a specific policy, practice or formula regarding the allocation of total compensation between: (a) base salary and equity incentive awards; (b) cash performance bonus and equity incentive awards; or (c) total cash compensation and equity incentive awards.

Each of the named executive officers except Mr. McRoberts is a participant in our Executive Transition Plan. For a further description of the benefits afforded to the named executive officers under the Executive Transition Plan, please refer to the “Severance and Change in Control Arrangements” section set forth below.

Base Salary

We provide the named executive officers with a base level of monthly income for the expertise, skills, knowledge, and experience they offer to our management team. The Compensation and Human Capital Committee believes that competitive levels of base salary are necessary for the motivation and retention of the named executive officers.

The named executive officers’ base salaries at the end of 2023 and 2024 were as follows:

Named Executive Officer	Base Salary as of December 31, 2023	Base Salary as of December 31, 2024	Percentage Change
W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer	$1,749,271	$1,749,271	─
Jason Wilder, Chief Operating Officer	$438,900	$500,000	13.9%
Steven L. Keller, Chief Financial Officer and Treasurer	$530,170	$530,170	─
Jody Pollard, Senior Vice President – Truck and Aftermarket Sales	$488,538	$488,538	─
Michael J. McRoberts, Former Chief Operating Officer; Senior Advisor and Board Member	$624,698	$624,698	─

Mr. Wilder received a 13.9% increase in his base salary in 2024 in recognition of his promotion to Chief Operating Officer and in recognition of his individual performance factors discussed above.

Cash Performance Bonus

Generally, each of the named executive officers is eligible to earn an annual cash performance bonus based upon: (a) our income from continuing operations before taxes during the prior year; and (b) one or more of the following: (i) historical bonus levels; (ii) competitive pay information; and (iii) individual performance. Performance bonuses are intended to focus management on increasing our income from continuing operations before taxes (one of our key financial objectives), as well as to provide incentives for building shareholder value. The cash performance bonuses are traditionally paid on March 15th of the year following the year in which they are earned.

For 2023 and 2024, the Compensation and Human Capital Committee approved the following cash performance bonuses for the named executive officers:

Named Executive Officer	2023 Cash Bonus	2024 Cash Bonus	Percentage Change
W.M. “Rusty” Rush	$3,928,500	$3,732,075	-5.0%
Jason Wilder	$703,000	$668,000	-5.0%
Steven L. Keller	$709,000	$674,000	-5.0%
Jody Pollard	$300,000	$610,950	103.7%
Michael J. McRoberts	$2,078,000	$835,000	-59.8%

The 2024 cash performance bonuses were based, in part, upon our 2024 income from continuing operations before taxes, as reported in our Form 10-K for the year ended December 31, 2024. The Compensation and Human Capital Committee believes that income from continuing operations before taxes provides a direct link between an officer’s compensation and our financial performance, causing the officers’ compensation to fluctuate with our financial performance. Our income from continuing operations before taxes was $397.8 million in 2024, a decrease of approximately 14.0% compared to $462.0 million in 2023.

Traditionally, cash performance bonuses are increased or decreased by a discretionary percentage that is less than the actual percentage that income from continuing operations before taxes increased or decreased from the prior fiscal year. In determining the amount of the 2024 cash performance bonuses, the Compensation and Human Capital Committee also considered the January 2025 competitive pay information derived by CAP and individual performance for each of the named executive officers and approved bonus amounts that it subjectively determined appropriate to maintain the competitiveness of the named executive officers’ total cash compensation (i.e., base salary plus the cash performance bonus).

The Compensation and Human Capital Committee subjectively determined to decrease the amount of cash performance bonuses for each of Messrs. Rush, Wilder and Keller by approximately 5% compared to 2023. With respect to Mr. Pollard, the Compensation and Human Capital Committee subjectively determined to increase his cash performance bonus by 103.7%, compared to 2023. This decision was primarily based on the desire to increase Mr. Pollard’s total cash compensation to a level more in line with executives in similar roles within the Company’s peer group, as determined by CAP. In addition, the decision to increase Mr. Pollard’s total cash compensation was also based on his strong leadership and successful expense management during 2024, which allowed the Company to maintain strong profitability despite a drop in revenues and difficult industry conditions. With respect to Mr. McRoberts, the Compensation and Human Capital Committee subjectively determined to decrease his cash performance bonus by 59.8%, compared to 2023. This decision was primarily based on the fact that Mr. McRoberts received a large bonus in 2023, which partly reflected his contributions to the Company’s growth and profitability over many years.

In making its determinations regarding cash performance bonuses, the Compensation and Human Capital Committee considered the following:

●

The Company’s income from continuing operations before taxes decreased by approximately 14% in 2024, compared to 2023. Despite the decrease, the Company’s income from continuing operations before taxes in 2024 was the fourth highest in the Company’s history.

●

Despite the challenges to new Class 8 truck and aftermarket sales caused by the ongoing freight recession, high interest rates and economic uncertainty, the Company posted strong financial results, including the second highest revenues in the Company’s history.

●

The Company’s ability to successfully manage expenses in a challenging operating environment, which contributed to our strong profitability, and the Company’s ability to execute on its strategic initiatives, including adding aftermarket sales representatives, which enabled us to grow our aftermarket market share and increase our national account customer base.

The 2024 cash performance bonuses were not based upon specific benchmark percentiles. Instead, the amount of the bonuses was based upon the Compensation and Human Capital Committee’s subjective judgment and discretion as to the overall competitiveness of the named executive officers’ total cash compensation. Nevertheless, these decisions were taken, as in the past, within the framework of the Compensation and Human Capital Committee’s overall objective of linking the named executive officer’s performance bonus to the increase or decrease in our income from continuing operations before taxes; provided, however, that with respect to the cash performance bonuses paid to Messrs. Pollard and McRoberts, their bonuses were originally decreased by 5% like Messrs. Rush’s, Keller’s and Wilder’s bonuses based on the decrease in our income from continuing operations before taxes, but then modified for the reasons set forth above. The following graph illustrates how the then named executive officers’ aggregate cash performance bonuses in 2020, 2021, 2022, 2023 and 2024 compared to our income from continuing operations before taxes for the respective fiscal years.

Equity Incentive Awards

The Compensation and Human Capital Committee annually grants equity incentive awards to key employees, including the named executive officers, to: (a) allow such employees to participate in our profitability and long-term growth; (b) maximize retention leverage; and (c) align such employees’ interests with those of our shareholders. Equity incentive awards are typically awarded on March 15th of each year, unless that date falls on a weekend. The Compensation and Human Capital Committee administers the 2007 Long-Term Incentive Plan, as amended and restated on May 16, 2023 (the “2007 LTIP”), which includes, without limitation, selecting award recipients, determining the type of awards to be granted, fixing the terms and conditions of awards, and interpreting the provisions of the 2007 LTIP.

Beginning in 2008, the Compensation and Human Capital Committee annually granted a combination of restricted stock and stock options to our key employees, including the named executive officers. However, in 2011, the Compensation and Human Capital Committee began granting our key employees restricted stock unit (“RSU”) awards in lieu of restricted stock to provide them more flexible tax planning options, as further described below. In 2019, the Compensation and Human Capital Committee determined that it was in the Company’s best interest to revert back to restricted stock in lieu of RSUs.

In 2024, the Compensation and Human Capital Committee subjectively allocated the total value of the equity incentive awards of Mr. Rush by allocating approximately 14% to stock options and approximately 86% to restricted stock, and of Mr. Wilder by allocating approximately 17% to stock options and approximately 83% to restricted stock, and of Mr. Keller by allocating approximately 12% to stock options and approximately 88% to restricted stock, and of Mr. Pollard by allocating approximately 16% to stock options and approximately 84% to restricted stock, and of Mr. McRoberts by allocating approximately 7% to stock options and approximately 93% to restricted stock. The Compensation and Human Capital Committee does not have a formal policy with respect to allocating the annual equity incentive awards between stock options and restricted stock.

Under the terms of the 2007 LTIP, the Compensation and Human Capital Committee may grant equity incentive awards for shares of the Company’s Class A and Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share. In the past, the Company granted equity incentive awards for Class A Common Stock in lieu of Class B Common Stock. However, beginning in 2013, the Compensation and Human Capital Committee granted RSU awards covering Class B Common Stock, in lieu of Class A Common Stock, in order to help ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt, as further discussed in our public filings with the SEC. In 2019, the Compensation and Human Capital Committee reverted back to granting restricted stock covering Class B Common Stock rather than RSUs. The Compensation and Human Capital Committee retains discretion to continue to grant equity incentive awards for Class A or Class B Common Stock in the future.

Equity incentive awards are granted at fair market value on the date of grant. “Fair market value” is internally defined as the closing market price on the grant date of the respective class of the Company’s Common Stock as quoted on the NASDAQ® Global Select Market. All equity incentive awards that have been granted to our directors and employees, including the named executive officers, have been reflected in the Company’s consolidated financial statements in accordance with the applicable accounting guidance contained in Accounting Standards Codification 718, Stock Compensation (“ASC 718”). Generally, stock options vest in one-third increments annually beginning on the third anniversary of the grant date and have a term of ten years. Restricted stock awards generally vest in one-third increments beginning on the first anniversary of the grant date. The vesting schedules of the equity incentive awards and term of stock options were strategically chosen to be competitive and enhance the Company’s retention efforts.

In 2023 and 2024, the Compensation and Human Capital Committee approved the following stock options and restricted stock awards to the named executive officers:

Named Executive Officer	2023 Class A Options (#)	2023 Class B RSAs(#)	Aggregate Grant Date Fair Value of 2023 Equity Awards ($)(1)	2024 Class A Options (#)	2024 Class B RSAs (#)	Aggregate Grant Date Fair Value of 2024 Equity Awards ($)(1)	Percentage Change (%)(2)
W.M. “Rusty” Rush	52,500	105,000	4,508,700	35,000	70,000	4,144,350	-8.1
Jason Wilder	15,000	24,600	1,088,238	10,000	16,400	1,001,796	-7.9
Steven L. Keller	15,000	33,000	1,399,290	10,000	25,000	1,437,300	2.7
Jody Pollard	15,000	26,100	1,143,783	10,000	17,400	1,088,238	-8.0
Michael J. McRoberts	15,000	45,000	1,843,650	10,000	45,000	2,450,100	32.9

(1)

The amounts reflect the aggregate grant date fair value of the annual equity incentive awards granted in 2023 and 2024, as applicable, computed in accordance with ASC 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2024 Annual Report on Form 10-K filed with the SEC on February 24, 2025.

(2)	Amounts reflect the percentage change in the aggregate grant date fair value of the equity awards in 2024, as compared to 2023.

On August 28, 2023, we effected a three-for-two stock split with respect to both our Class A and Class B Common Stock in the form of a stock dividend. The share amounts listed throughout this document, as well as the stock prices, have been adjusted to give retroactive effect to the stock split for all periods presented.

In determining the amount of equity incentive awards to grant the named executive officers, the Compensation and Human Capital Committee considered the following factors:

●	The value of equity incentive awards granted in prior years; and

●	The competitive pay information derived by CAP.

The Compensation and Human Capital Committee kept the amount of stock options awarded to the named executive officers in 2024 the same as the amounts awarded in 2023. The difference shown in the table above reflects the August 2023 stock split. The amount of restricted stock awarded to the named executive officers in 2024 varied depending on individual circumstances. Messrs. Rush, Wilder and Pollard received the same amount of restricted stock in 2024 as they received in 2023 on a pre-August 2023 stock split basis, Mr. Keller received 4,500 more restricted stock shares in 2024 than he received in 2023, adjusted for the August 2023 stock split, and Mr. McRoberts received 15,000 more restricted stock shares in 2024 than he received in 2023, adjusted for the August 2023 stock split. While the amount of stock options awarded to the named executive officers in 2024 stayed the same on a pre-August 2023 stock split basis and the amount of restricted stock granted to the named executive officers in 2024 varied as described above, the aggregate grant date fair values for Messrs. Rush, Wilder and Pollard decreased by 8.1%, 7.9%, 8.0%, respectively, due to the decrease in the number of stock options and shares of restricted stock awarded to them and the aggregate grant date fair values for Messrs. Keller and McRoberts increased by approximately 2.7% and 32.9%, respectively, due to the increase in the Company’s Common Stock price and the increase in the number of shares of restricted stock awarded to each of them, adjusted for the August 2023 stock split. With respect to Messrs. Rush, Wilder and Pollard, the Compensation and Human Capital Committee’s decisions with respect to the amount of equity incentive awards to grant them in 2024 served the function of decreasing the named executive officers’ total direct compensation to reflect the Company’s decrease in net income compared to 2023. With respect to Messrs. Keller and McRoberts, the Compensation and Human Capital Committee’s decisions with respect to the amount of equity incentive awards to grant them in 2024 served the function of increasing the named executive officers’ total direct compensation to reflect Mr. Keller adding the Company’s Human Resources department to his oversite responsibilities and to reflect Mr. McRoberts’s many years of leadership and service to the Company in light of his decision to step down from Chief Operating Officer and transition to Senior Advisor.

The amount of the 2024 equity incentive awards was not based upon a formula-driven framework or specific benchmark percentiles, nor does the Compensation and Human Capital Committee have a specific policy, practice, or formula regarding the allocation of total direct compensation to equity awards. Instead, the amount of equity awards awarded were based upon the Compensation and Human Capital Committee’s subjective judgment and discretion as to: (a) the competitiveness of the named executive officers’ equity incentive awards and total direct compensation for 2024; and (b) appropriate levels of retention incentives.

As discussed above, we typically grant equity incentive awards to our employees, including the named executive officers, on March 15th of each year. However, we may grant equity incentive awards at other times during the year for legitimate business purposes, including, without limitation, upon employment of new hires. The Compensation and Human Capital Committee does not have a formal policy on timing equity awards in connection with the release of material nonpublic information to affect the value of compensation. Notwithstanding the foregoing, in the event that material nonpublic information becomes known to the Compensation and Human Capital Committee prior to granting equity awards, the Compensation and Human Capital Committee will take such information under advisement and make an assessment in its business judgment after consultation with our executives and counsel whether to delay the grant of the equity awards in order to avoid any potential impropriety. No material nonpublic information was taken into account when determining the timing and terms of equity awards granted in 2024, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

The Board of Directors believes that executive officers should own and hold our Common Stock to further align their interests and actions with the interests of our shareholders. Therefore, the Board of Directors has adopted stock ownership guidelines for our executive officers. Pursuant to the guidelines, our Chief Executive Officer is expected to own and hold shares of our Common Stock equal to five times the value of his base salary and our other executive officers are expected to own and hold shares of our Common Stock equal to two times the value of each of their respective base salaries. Each current executive officer was given five years to comply with these stock ownership guidelines from the date they were first appointed an executive officer and any new executive officers will be given five years from the date they are first appointed as an executive officer to comply, while any executive officer who is promoted to Chief Executive Officer would have five years from the date of such promotion to comply. Until the stock ownership guideline is achieved, each executive officer is encouraged to retain at least 75% of net shares obtained through the Company’s stock incentive plans. “Net shares” are the number of shares realized from the exercise of stock options or the vesting of restricted stock awards, less the number of shares the executive officer sells or has withheld to cover any exercise price and tax withholding obligations. As of December 31, 2024, each of the named executive officers was in compliance with the above stock ownership guidelines.

Employee Benefits and Other Perquisites

General

The named executive officers are eligible to participate in our flexible benefits plans that are generally available to all employees. Under these plans, employees are entitled to medical, dental, vision, short-term and long-term disability, life insurance and other similar benefits. Additionally, employees are entitled to vacation, sick leave and other paid holidays. The Compensation and Human Capital Committee believes that the Company’s commitment to provide these benefits recognizes that the health and well-being of its employees contribute directly to a productive and successful work life that enhances results for the Company and our shareholders.

401(k) Plan

We maintain a 401(k) plan for all of our employees, including the named executive officers, as a source of retirement income. Each employee who has completed 30 days of continuous service is eligible to participate in the 401(k) plan in the following month. Employees may contribute from 1% to 50% of their total gross compensation, up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code (the “Code”). However, certain higher paid employees are limited to a maximum contribution of 15% of their total gross compensation. Our 401(k) matching policy currently provides that: (a) with respect to employees with less than five years of service, we contribute an amount equal to 20% of an employee’s contribution, up to 10% of such employee’s compensation; and (b) with respect to employees with more than five years of service, we contribute an amount equal to 40% of an employee’s contribution, up to 10% of such employee’s compensation. This 401(k) matching policy applies to all of our employees, including the named executive officers. For further information on the named executive officers’ participation in the 401(k) plan, please refer to the 2024 Summary Compensation Table contained in this proxy statement.

Deferred Compensation Plan

Beginning with compensation earned in 2011, certain highly compensated employees, which included the named executive officers and the directors of the Company, were eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. For further discussion of the Deferred Compensation Plan, see the “2024 Nonqualified Deferred Compensation” table below.

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan that allows, generally, all employees, including the named executive officers, to contribute up to 10% of their base earnings toward the semi-annual purchase of our Class A Common Stock. An employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by the NASDAQ ® Global Select Market. Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) each calendar year.

Perquisites

The named executive officers also receive various perquisites, including one or more of the following:

●	Annual physical;

●	Automobile allowances;

●	Long-term disability insurance; and

●	Cell phone allowances.

In addition to the perquisites above, W.M. “Rusty” Rush is: (a) provided automobile insurance under the Company’s fleet insurance policy; (b) allowed personal use of the Company’s ranch when it is not being used for Company business; and (c) permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business. The Company also provides Mr. Rush with the use of a Company-owned automobile (in lieu of the above automobile allowance).

The Compensation and Human Capital Committee believes that providing these additional benefits to Mr. Rush provides a more tangible incentive than an equivalent amount of cash compensation. Other named executive officers may also be permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business.

The Compensation and Human Capital Committee has decided to offer the above benefits in order to attract and retain the named executive officers. In determining the named executive officers’ total direct compensation, the Compensation and Human Capital Committee considers these benefits. For further discussion of these employee benefits and other perquisites, including the methodology for computing their costs, please refer to the 2024 Summary Compensation Table.

Indemnity Agreements

We have entered into indemnity agreements with all of our directors and certain of our executive officers. These agreements provide that we will, to the extent permitted by applicable law, indemnify the officer or director against expenses and liabilities incurred in connection with their service to us. Additionally, the indemnity agreements require that we maintain director and officer liability insurance.

Tax Treatment

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to certain executive officers in excess of $1 million during a year. While we intend to maximize the tax efficiency of our compensation programs generally, the Compensation and Human Capital Committee and the Board of Directors will award compensation and act in the best interests of the Company and its shareholders, including awarding compensation that may not be deductible under Section 162(m).

Executive Compensation

2024 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
W.M. “Rusty” Rush,	2024	1,749,271	3,732,075	3,544,800	599,550	−	398,446	(6)	10,024,142
President and Chief	2023	1,711,608	3,928,500	3,888,150	620,550	−	535,295		10,684,103
Executive Officer	2022	1,673,944	4,050,000	3,493,000	588,350	−	512,969		10,318,263
Jason Wilder,	2024	470,142	668,000	830,496	171,300	−	28,072	(7)	2,168,010
Chief Operating Officer	2023	428,606	703,000	910,938	177,300	−	27,711		2,247,555
	2022	−	−	−	−	−	−		−
Steven L. Keller,	2024	529,916	674,000	1,266,000	171,300	−	32,787	(8)	2,653,984
Chief Financial Officer and	2023	518,800	709,000	1,221,990	177,300	−	26,894		2,275,305
Treasurer	2022	507,384	730,000	848,300	168,100	−	21,521		1,858,556
Jody Pollard,	2024	488,538	610,950	881,136	171,300	−	24,406	(9)	2,176,330
Senior Vice President –	2023	−	−	−	−	−	−		−
Truck and Aftermarket Sales	2022	467,500	663,000	768,460	168,100	−	23,621		2,090,681
−Michael J. McRoberts,	2024	624,699	835,000	2,278,800	171,300	−	24,441	(10)	3,934,240
Former Chief Operating Officer,	2023	611,248	2,078,000	1,666,350	177,300	−	22,227		4,555,125
Senior Advisor	2022	597,798	905,000	1,247,500	168,100	−	34,031		2,952,429

(1)

For Messrs. Rush, Wilder, Keller, Pollard and McRoberts: (a) the 2024 amounts reflect the cash performance bonuses paid in 2025, which were based upon 2024 performance; (b) the 2023 amounts reflect the cash performance bonuses paid in 2024, which were based upon 2023 performance; and (c) the 2022 amounts reflect the cash performance bonuses paid in 2023, which were based upon 2022 performance.

(2)

For 2024, these amounts reflect the aggregate grant date fair value of the Class B restricted stock granted in 2024, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2023, the amounts reflect the aggregate grant date fair value of the Class B restricted stock granted in 2023, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2022, the amounts reflect the aggregate grant date fair value of the Class B restricted stock granted in 2022, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class B restricted stock awards are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2024 Annual Report on Form 10-K, filed with the SEC on February 24, 2025. The grant date fair value of the Class B restricted stock awards is based on the closing market price of the Class B Common Stock on the grant date as quoted on the NASDAQ® Global Select Market. All Class B restricted stock awards were granted under the 2007 LTIP.

(3)

These amounts reflect the aggregate grant date fair value of the Class A stock options granted in the respective year, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2024 Annual Report on Form 10-K, filed with the SEC on February 24, 2025. All stock options were granted under the 2007 LTIP.

(4)	There were no above-market or preferential earnings on deferred compensation under the Deferred Compensation Plan.

(5)

The value of perquisites and other personal benefits reported in a named executive officer’s Form W-2 may not necessarily reflect the value reported in this column due to applicable Internal Revenue Service guidelines. The incremental cost of personal use of Company-owned aircraft by a named executive officer is calculated based upon the Company’s direct operating cost. This methodology calculates the incremental costs based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and similar variable costs. Because the aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology. The incremental cost of personal use of the Company’s ranch by a named executive officer is calculated based upon an estimated nightly room and board charge of $120.00 per person for the named executive officer and his guests, if any, and the costs assigned to any game killed by the named executive officer or his guests. The value of all other perquisites is based upon the Company’s actual costs. The Company did not reimburse its named executive officers for income taxes imputed to them for receipt of the above perquisites and other benefits. The amounts in this column also reflect a $1,000 holiday bonus that was paid to all of the Company’s employees that were employed on October 16, 2024 and still employed on December 15, 2024.

(6)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $3,118; (b) the incremental cost of personal use of a Company-owned automobile totaling $31,622; (c) automobile insurance totaling $5,432; (d) the cost of an annual physical totaling $14,537; (e) the incremental cost of personal use of the Company’s ranch totaling $110,300; (f) the incremental cost of personal use of the Company-owned aircraft totaling $218,438; (g) a cell phone allowance totaling $1,800; and (h) matching contributions to the Company’s 401(k) plan totaling $12,200. Additionally, W.M. “Rusty” Rush received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table. The incremental cost of personal use of a Company-owned automobile is equal to the depreciation amount recognized by the Company for the vehicle used by W.M. “Rusty” Rush in 2024.

(7)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Wilder totaling $2,851; (b) an automobile allowance totaling $6,000; (c) a cell phone allowance totaling $720; and (d) matching contributions to the Company’s 401(k) plan totaling $9,200. Mr. Wilder also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(8)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Keller totaling $2,628; (b) an automobile allowance totaling $6,000; (c) a cell phone allowance totaling $1,800; (d) the cost of an annual physical totaling $9,159; and (e) matching contributions to the Company’s 401(k) plan totaling $12,000. Mr. Keller also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(9)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Pollard totaling $2,851; (b) an automobile allowance totaling $6,000; (c) a cell phone allowance totaling $1,800; (d) the cost of an annual physical totaling $3,845; and (e) matching contributions to the Company’s 401(k) plan totaling $9,200. Mr. Pollard also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(10)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. McRoberts totaling $3,280; (b) an automobile allowance totaling $6,000; (c) a cell phone allowance totaling $1,800; and (d) matching contributions to the Company’s 401(k) plan totaling $10,147. Mr. McRoberts also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

2024 Grants of Plan-Based Awards Table

Name	Grant Date(1)	Date of Compensation and Human Capital Committee Action(1)	Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
W.M. “Rusty” Rush	3/15/2024	3/6/2024	70,000			3,544,800
	3/15/2024	3/6/2024		35,000	49.24	599,550
Jason Wilder	3/15/2024	3/6/2024	16,400			830,496
	3/15/2024	3/6/2024		10,000	49.24	171,300
Steven L. Keller	3/15/2024	3/6/2024	25,000			1,266,000
	3/15/2024	3/6/2024		10,000	49.24	171,300
Jody Pollard	3/15/2024	3/6/2024	17,400			881,136
	3/15/2024	3/6/2024		10,000	49.24	171,300
Michael J. McRoberts	3/15/2024	3/6/2024	45,000			2,278,800
	3/15/2024	3/6/2024		10,000	49.24	171,300

(1)

The “Grant Date” is the effective date of the respective equity awards and the “Date of Compensation and Human Capital Committee Action” is the date that the Compensation and Human Capital Committee approved the effective grant date and number of securities underlying the equity awards reported in the table.

(2)

The amounts reflect the annual Class B restricted stock and Class A stock options, as applicable, that were granted to the named executive officers under the 2007 LTIP in 2024. The stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. The restricted stock awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)	The exercise price of each Class A stock option is equal to the closing market price on the grant date of the Company’s Class A Common Stock as quoted on the NASDAQ® Global Select Market.

(4)

The amounts reflect the aggregate grant date fair value of the Class B restricted stock and Class A stock options, as applicable, that were granted in 2024, computed in accordance with ASC 718 (except no assumptions for forfeitures were included). The assumptions used in the valuation of the Class B restricted stock awards and Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2024 Annual Report on Form 10-K, filed with the SEC on February 24, 2025. The grant date fair value of the Class B restricted stock awards is based on the closing market price of the Class B Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

2024 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)				Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(2)
		Exercisable		Unexercisable
Name	Grant Date(1)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
W.M. “Rusty” Rush	3/15/2017	78,750				15.06	3/15/2027
	3/15/2018	78,750				19.10	3/15/2028
	3/15/2019	52,500		26,250		18.28	3/15/2029
	3/13/2020	26,250		52,500		14.85	3/13/2030
	3/15/2021	17,500		35,000		32.98	3/15/2031
	3/15/2022			52,500		35.36	3/15/2032
	3/15/2022							35,000	1,905,400
	3/15/2023			52,500		35.04	3/15/2033
	3/15/2023							70,000	3,810,800
	3/15/2024			35,000		49.24	3/15/2034
	3/15/2024							70,000	3,810,800
Jason Wilder	3/13/2020			6,000		14.85	3/13/2030
	3/15/2021			9,000		32.98	3/15/2031
	3/15/2021
	3/15/2022			15,000		35.36	3/15/2032
	3/15/2022							7,200	391,968
	3/15/2023			15,000		35.04	3/15/2033
	3/15/2023							16,400	892,816
	3/15/2024			10,000		49.24	3/15/2034
	3/15/2024							16,400	892,816
Steve L. Keller	3/15/2017	22,500				15.06	3/15/2027
	3/15/2018	22,500				19.10	3/15/2028
	3/15/2019	22,500				18.28	3/15/2029
	3/13/2020	15,000		7,500		14.85	3/13/2030
	3/15/2021	5,000		10,000		32.98	3/15/2031
	3/15/2022			15,000		35.36	3/15/2032
	3/15/2022							8,500	462,740
	3/15/2023			15,000		35.04	3/15/2033
	3/15/2023							22,000	1,197,680
	3/15/2024			10,000		49.24	3/15/2034
	3/15/2024							25,000	1,361,000
Jody Pollard	3/15/2017	11,250				15.06	3/15/2027
	3/15/2018	22,500				19.10	3/15/2028
	3/15/2019	22,500				18.28	3/15/2029
	3/13/2020	15,000		7,500		14.85	3/13/2030
	3/15/2021	5,000		10,000		32.98	3/15/2031
	3/15/2022			15,000		35.36	3/15/2032
	3/15/2022							7,700	419,188
	3/15/2023			15,000		35.04	3/15/2033
	3/15/2023							17,400	947,256
	3/15/2024			10,000		49.24	3/15/2034
	3/15/2024							17,400	947,256
Michael J. McRoberts	3/15/2016	6,000				7.84	3/15/2026
	3/15/2017	22,500				15.06	3/15/2027
	3/15/2018	22,500				19.10	3/15/2028
	3/15/2019	22,500				18.28	3/15/2029
	3/13/2020	15,000		7,500		14.85	3/13/2030
	3/15/2021	5,000		10,000		32.98	3/15/2031
	3/15/2022			15,000		35.36	3/15/2032
	3/15/2022							12,500	680,500
	3/15/2023			15,000		35.04	3/15/2033
	3/15/2023							30,000	1,633,200
	3/15/2024			10,000		49.24	3/15/2034

(1)

For a better understanding of the table, an additional column showing the grant date of the equity awards has been included. All stock options vest in one-third increments annually beginning on the third anniversary of the grant date and have a term of ten years. All restricted stock awards vest in one-third increments annually beginning on the first anniversary of the grant date.

(2)

The market value of the Class B restricted stock awards is determined using the closing market price of $54.44 per share as quoted on the NASDAQ® Global Select Market for our Class B Common Stock on December 31, 2024. The amounts reflected are not necessarily indicative of the amounts that may be realized by our named executive officers.

2024 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and restricted stock awards that vested during 2024 for our named executive officers:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
W.M. “Rusty” Rush	157,500	−	4,908,540	−	62,168	3,148,188
Jason Wilder	15,750	−	235,668	−	14,385	728,456
Steven L. Keller	58,500	−	1,960,271	−	16,376	829,281
Jody Pollard	11,250	−	241,367	−	14,315	724,912
Michael J. McRoberts	12,500	−	241,743	−	19,604	992,747

(1)

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our respective class of Common Stock. The market price is equal to the sale price of our Class A Common Stock and Class B Common Stock, as applicable, on the date of exercise.

(2)

The value realized on the vesting of the Class B restricted stock awards is equal to the number of shares of stock covered by the applicable award that vested multiplied by the closing sale price of our Class B Common Stock, as applicable, as quoted on the NASDAQ® Global Select Market on the applicable vesting date.

2024 Equity Compensation Plan Information

The Equity Compensation Plan Information Table provides information as of December 31, 2024, with respect to shares of Class A and Class B Common Stock that may be issued under our existing equity compensation plans, including the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Plan, the Rush Enterprises, Inc. 2004 Employee Stock Purchase Plan (as amended and restated) and the 2007 LTIP.

Class A Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2024 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2024 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2024 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,091,852	$27.31	4,163,881
Equity compensation plans not approved by security holders	–	–	–
Total	5,091,852	–	4,163,881(1)

(1) Includes 3,277,372 shares that may be issued in the form of restricted stock under the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Plan and the 2007 LTIP.

Class B Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2024 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2024 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2024 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	935,219	–	2,042,050
Equity compensation plans not approved by security holders	–	–	–
Total	935,219	–	2,042,050(1)

(1) Includes 2,042,050 shares that may be issued in the form of restricted stock under the 2007 LTIP.

From January 1, 2025, through March 14, 2025, we granted, under the 2007 LTIP, (a) options to purchase 549,400 shares of our Class A Common Stock to 199 employees and executive officers, and (b) restricted stock covering 385,375 shares of our Class B Common Stock to 71 employees and executive officers.

2024 Nonqualified Deferred Compensation

The following table provides additional information about the 2024 contributions, earnings and account balances of the named executive officers under the Deferred Compensation Plan:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
W.M. “Rusty” Rush	−	−	894,104	−	17,519,254
Jason Wilder	−	−	−	−	−
Steven L. Keller	−	−	43,721	(69,843)	803,223
Jody Pollard	−	−	−	−	−
Michael J. McRoberts	434,678	−	336,216	−	2,472,419

(1)

The amounts in this column reflect the aggregate amount of: (a) base salary; (b) cash performance bonus; and (c) income not deferred under the Company’s 401(k) plan due to limitations under the Code. The following amounts of executive contributions have been reported in the 2024 Summary Compensation Table.

Named Executive Officer

W.M. “Rusty” Rush	$	−
Jason Wilder	$	−
Steven L. Keller	$	−
Jody Pollard	$	−
Michael J. McRoberts		$434,678

(2)

The amounts reflected in this column represent the net amounts credited to the Deferred Compensation Plan accounts of the respective named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the 2024 Summary Compensation Table.

(3)

The amounts reflected in this column include the value of vested RSUs on December 31, 2024. The following amounts of the aggregated balance were previously reported in the Summary Compensation Table covering fiscal years 2022 and 2023 for the current named executive officers.

Named Executive Officer

W.M. “Rusty” Rush		$100,000
Jason Wilder	$	−
Steven L. Keller		$308,367
Jody Pollard	$	−
Michael J. McRoberts		$435,294

Certain highly compensated employees, which include the named executive officers and the directors of the Company, are eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation (including, as applicable, salary and cash bonuses granted by the Company under the Company’s 2007 LTIP and director fees), subject to any satisfaction of other withholding requirements and any limitations set by the Company. All salary and cash bonuses deferred under the Deferred Compensation Plan by a participant are fully and immediately vested.

The Deferred Compensation Plan is designed to allow participants an opportunity to defer income they are not able to defer under the Company’s 401(k) plan because of certain limitations under the Code that apply to 401(k) plans. In May 2021, the Company amended and restated the Deferred Compensation Plan in order to, among other things: (a) remove the ability to defer restricted stock units into the Deferred Compensation Plan; (b) eliminate the dividend repurchase feature; (c) remove the survivor benefit for plan participants or contributions going forward; and (d) remove the “Matching Contribution” and “Company Contribution” features. The Company never made any employer contributions to the accounts of Deferred Compensation Plan.

The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Participants can make changes to their investment elections at any time, subject to any limitations set by the plan’s administrator.

Participants receive distributions in either lump sums or installments upon death, disability, separation from service, or at a preselected date, all subject to the election and distribution provisions of the Deferred Compensation Plan. Participants may receive a distribution at an earlier date under specific circumstances, such as the occurrence of an unforeseeable emergency. Each participant is an unsecured creditor of the Company with respect to payment of the participant’s accounts under the Deferred Compensation Plan. Shares of the Company’s Common Stock included in the Deferred Compensation Plan are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders. Subject to certain limitations, the Company reserves the right to amend or terminate the Deferred Compensation Plan.

Severance and Change in Control Arrangements

Executive Transition Plan

On February 20, 2018, the Board of Directors of the Company, acting on the recommendation of the Company’s Compensation and Human Capital Committee, approved the amendment and restatement of the Rush Enterprises, Inc. Executive Transition Plan (the “Transition Plan”). The amendment and restatement included the following changes from the Transition Plan approved on July 23, 2008: (a) changed the calculation of the cash amount payable to a Level 1 Employee upon an Involuntary Termination (including in connection with a Change of Control) from four times the Participant’s current Base Salary to two times the sum of (i) the Participant’s current Base Salary and (ii) the average of the Annual Cash Bonus the Participant received in each of the prior three calendar years; (b) updated the definition of Change in Control; (c) updated the definition of Good Reason; (d) removed reference to a Level 4 Participant; (e) provided that amounts payable thereunder are subject to the Company’s compensation recoupment policy, as in effect from time to time; and (f) clarified that nothing prohibits a Participant from disclosing confidential information if such disclosure is required by law or legal process. On February 20, 2021, the Transition Plan was amended to specifically state that any payments made pursuant to the Transition Plan are subject to the Company’s clawback policy. All capitalized terms above that are undefined have the meaning ascribed to them in the Transition Plan.

In general, the Transition Plan is designed to provide certain protections to key employees, including the named executive officers, in the event their employment is involuntarily terminated, including in connection with a “Change in Control” (as defined below) of the Company. The protections provided by the Transition Plan are intended to: (a) alleviate personal uncertainties that arise in connection with certain business exigencies, including a Change in Control of the Company, thereby allowing key employees to focus their attention and energy on the Company’s business without distractions, which assists in the Company maximizing shareholder value; (b) provide greater retention rates among key employees; and (c) assist the Company in recruiting qualified personnel to fill key positions within the Company in the future.

Prior to the Transition Plan, certain of the named executive officers had employment agreements with the Company. As a condition to the named executive officers participating in the Transition Plan, each named executive officer agreed to terminate any existing employment agreement with the Company. The Transition Plan was intended to provide benefits that were substantially similar to the named executive officers’ prior employment agreements, including change in control and severance arrangements. Another objective of the Transition Plan was to standardize the change in control and severance benefits provided to the executive officers and other key employees of the Company. The Compensation and Human Capital Committee considered the reasonableness of the change in control and severance arrangements prior to the implementation of the Transition Plan and deemed such terms reasonable to achieve the underlying purposes of the Transition Plan, including retaining and attracting qualified executives and other key employees.

In addition to the Company’s named executive officers, other executive officers and key employees participate in the Transition Plan. Participants in the Transition Plan are designated by the Compensation and Human Capital Committee, in its sole discretion, as Level 1, Level 2 or Level 3. The Compensation and Human Capital Committee determined the appropriate benefits levels of the named executive officers based on a variety of factors, including the officer’s position with the Company, number of years of employment with the Company and level of responsibility within the Company. The named executive officers were selected to participate in the Transition Plan at the following levels:

Level
W.M. “Rusty” Rush	1
Jason Wilder	2
Steven L. Keller	2
Jody Pollard	2
Michael J. McRoberts[1]	−

1 Effective November 1, 2024, Mr. McRoberts was no longer a participant in the Transition Plan.

Participants, including the named executive officers, are entitled to severance benefits under the Transition Plan in the following two scenarios:

●	Involuntary Termination (as defined below) in conjunction with a Change in Control (as defined below) of the Company; and

●	Involuntary Termination absent a Change in Control of the Company.

Generally, the primary severance benefits payable to the named executive officers under the Transition Plan, based upon whether they are a Level 1 or Level 2 participant, are as follows:

	Level 1 participant		Level 2 participant
Severance Benefits (1)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)
Cash payments (2)	2 times base salary, plus average annual cash bonus received in prior 3 calendar years	2 times base salary, plus average annual cash bonus received in prior 3 calendar years	2 times base salary, plus 2 times highest annual cash bonus received in any of the previous 5 years	1 times base salary, plus ½ times annual cash bonus received in prior year
Acceleration of equity awards	Yes	No	Yes	No
Continuation of life and health insurance (3)	48 months or, if earlier, until eligible for such coverage with a successor employer	48 months or, if earlier, until eligible for such coverage with a successor employer	24 months or, if earlier, until eligible for such coverage with a successor employer	12 months or, if earlier, until eligible for such coverage with a successor employer
Entitled to tax gross-up payments(4)	Yes	Yes	Yes	Yes

(1)

All severance payments under the Transition Plan are subject to the participant’s continuing compliance with noncompetition, nonsolicitation and confidentiality covenants following his or her termination. The term of the noncompetition and nonsolicitation covenant is 48 months for a Level 1 participant and up to 24 months for a Level 2 participant following termination, and the term of the confidentiality covenant is forever. Upon breach of one or more of these covenants, the participant (a) is not entitled to any further severance benefits and (b) must reimburse the Company for any severance benefits he or she previously received, or the value thereof.

(2)

All cash payments due to a Level 1 participant are required to be paid in a single lump sum amount as soon as administratively practicable after the Level 1 participant’s Involuntary Termination, but in all cases, no later than two and one-half months following the fiscal year in which the Level 1 participant is involuntarily terminated. Generally, all cash payments due to a Level 2 participant are required to be paid in equal monthly installments over a one-year period beginning with the first month following the month in which the Level 2 participant was involuntarily terminated.

(3)

If the continuation of health care coverage is not permitted by the Company’s group health plan or under applicable law, the Company will provide COBRA continuation coverage to such terminated participant and/or any spouse or dependents, at the Company’s sole expense, if and to the extent any of such persons elect and are entitled to receive COBRA continuation coverage.

(4)

If any payment or benefit (collectively, “Severance”) received or to be received by a named executive officer from the Company pursuant to the terms of the Transition Plan would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay the named executive officer an additional amount (the “Gross-Up Payment”) so that the net amount the named executive officer retains, after deduction of the excise tax on the Severance and any federal, state, and local income tax and the excise tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by a named executive officer with respect thereto, shall be equal to the total present value (using the applicable federal rate in such calculation) of the Severance at the time such Severance is to be paid. In 2011, the Compensation and Human Capital Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Jason Wilder and Jody Pollard are not entitled to any excise tax gross-up payments.

The Compensation and Human Capital Committee may terminate a participant’s participation in the Transition Plan upon 60 days prior written notice to the participant, provided that no participant’s participation in the Transition Plan may be terminated within two years after a Change in Control (as defined below) of the Company without the participant’s prior written consent.

These arrangements also provide for a tax gross-up payment in the event that any participant is subject to the excise tax imposed on certain excess parachute payments pursuant to Section 4999 of the Code. The Compensation and Human Capital Committee included the tax gross-up provisions in the Transition Plan because many participants in the Transition Plan had existing employment agreements that included such provisions, and the Compensation and Human Capital Committee required each participant’s employment agreement to be terminated in order to participate in the Transition Plan. In 2011, the Compensation and Human Capital Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Jason Wilder and Jody Pollard are not entitled to any excise tax gross-up payments.

The change in control and severance payments and benefits due to the named executive officers under the Transition Plan were set in the Compensation and Human Capital Committee’s subjective judgment and discretion at levels substantially similar to what the named executive officers would have been entitled to receive pursuant to the framework utilized in the prior employment agreements and not upon a formula-driven framework. The Compensation and Human Capital Committee evaluates the change in control and severance arrangements separately from the named executive officers’ individual pay components and total direct compensation. Consequently, the Compensation and Human Capital Committee did not consider the payout and benefit terms of the Transition Plan in approving the named executive officers’ individual pay components and total direct compensation levels in 2024.

Key definitions used in the Transition Plan include the following:

●    “Involuntary Termination” means termination of a participant’s employment with the Company: (a) by the Company for any reason other than Cause (as defined below), death, or Disability (as defined below); or (b) by the participant for Good Reason (as defined below).

●    “Cause” means: (a) a conviction or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude; (b) a commission of fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company’s Board of Directors; (c) willful failure or refusal to carry out the material responsibilities of the participant’s employment, as reasonably determined by the Company’s Board of Directors; or (d) gross negligence, willful misconduct, or engaging in a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company’s Board of Directors.

●    “Disability” means the inability of a participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Compensation and Human Capital Committee.

●    “Good Reason” means  the occurrence of any of the following events without the participant’s written consent: (a) prior to or following a Change in Control, a material adverse change in the participant’s status or position, including, without limitation, any material adverse change resulting from a diminution in the participant’s position, duties, responsibilities or authority or the assignment to the participant of duties or responsibilities that are materially inconsistent with his or her status or position; (b) prior to or following a Change in Control, a failure to pay the participant’s base salary or a reduction in the participant’s base salary (other than a one-time reduction in the participant’s base salary of less than 5% in connection with an across-the-board reduction in the base salaries of all similarly situated employees of the Company); (c) following a Change in Control, a material reduction in the participant’s total compensation or in the benefits or perquisites provided to the participant (excluding the substitution of substantially equivalent benefits or perquisites), in each case as provided to the participant immediately prior to the Change of Control; (d) following a Change in Control, the relocation of the participant’s principal place of employment by more than 50 miles from the current location; or (e) in connection with a Change in Control, the successor or acquiring company fails or refuses to assume the obligations of the Company under the Transition Plan.

●    “Change in Control” means the occurrence of any of the following: (a) any person (other than W.M. “Rusty” Rush and certain other exempted persons) becomes the beneficial owner of Company securities representing 40% or more of the combined voting power of the Company’s then outstanding voting securities; (b) Incumbent Directors (as defined below) cease for any reason to constitute a majority of the directors then serving; (c) the consummation of a merger or consolidation of the Company with any other entity where the Company is not the surviving entity as a result of such merger or consolidation; or (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

●    “Incumbent Director” means (a) any member of the Company’s Board of Directors on January 1, 2019, or (b) any individual appointed or elected to the Company’s Board of Directors after January 1, 2019, if their appointment or election is approved by at least two-thirds of the incumbent directors in office at the time of such approval or recommendation.

Long-Term Incentive Plans

Under the terms of the Company’s 2007 LTIP and the related forms of stock option agreement and restricted stock award agreement, as applicable (collectively, “Incentive Plan”), unvested equity awards are subject to a modified vesting schedule upon the death or disability of a participant, including each named executive officer. Upon “Retirement” (as defined below), a named executive officer’s unvested stock options and restricted stock awards will continue to vest pursuant to their respective vesting schedule for so long as such officer does not become an employee of a competitor of the Company. Upon death or disability, a named executive officer’s unvested stock options and restricted stock awards will immediately vest.

“Retirement” means an employee terminating his or her relationship with the Company following at least 10 years of service and after reaching the age of sixty (60).

The table below quantifies the potential payments to the named executive officers upon termination of their employment, including termination following a Change in Control of the Company, pursuant to the terms of the Transition Plan and the Incentive Plan.

2024 Potential Payments Upon Termination(1)

Name	Benefit	Involuntary Termination Absent a Change in Control ($)		Involuntary Termination Upon a Change in Control ($)		Death/ Disability ($)
W.M. “Rusty” Rush	Cash payments	7,402,067	(3)	7,402,067	(3)	−
	Acceleration of equity awards	−		13,589,921		13,589,921	(4)
	Continuation of life and health insurance	117,582	(5)	117,582	(5)
	280G Gross-Up (2)	−		−		−
Total		7,519,649		21,109,570		13,589,921

Jason Wilder	Cash payments	804,142	(6)	2,346,284	(7)	−
	Acceleration of equity awards	−		3,256,730	(4)	3,256,730	(4)
	Continuation of life and health insurance	32,475	(8)	69,949	(9)	−
	280G Gross-Up (2)	−		−		−
Total		836,617		5,667,963		3,256,730

Steven L. Keller	Cash payments	866,916	(6)	2,519,832	(7)	−
	Acceleration of equity awards	−		5,010,995	(4)	5,010,995	(4)
	Continuation of life and health insurance	26,018	(8)	52,036	(9)	−
	280G Gross-Up (2)	−		−		−
Total		892,934		7,582,863		5,010,995

Jody Pollard	Cash payments	794,013	(6)	2,303,076	(7)	−
	Acceleration of equity awards	−		3,474,496	(4)	3,474,496	(4)
	Continuation of life and health insurance	31,139	(8)	62,279	(9)	−
	280G Gross-Up (2)	−		−		−
Total		825,152		5,839,851		3,474,496

Michael J. McRoberts(10)	Cash payments	−		−		−
	Acceleration of equity awards	−		−		−
	Continuation of life and health insurance	−		−		−
	280G Gross-Up (2)	−		−		−
Total		−		−		−

(1)

Amounts reflected in the table were calculated assuming a December 31, 2024, termination date, which was the last business day of the 2024 fiscal year. Each of the named executive officers listed in the above table is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for Cause. These amounts include base salary, unused vacation pay and other benefits such named executive officer may be entitled to receive under applicable employee benefit plans, and are not reflected in the table. The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the listed named executive officers are estimated to receive upon termination. The listed named executive officers are not entitled to any Additional Compensation in the event they are terminated for Cause. The actual amounts to be paid to an officer can only be determined at the time of his actual termination.

The term “Involuntary Termination” has the same meaning in this table as it does in the Transition Plan, which is set forth above.

(2)

The Section 280G excise tax gross-up payment on an actual termination may differ based on factors such as timing of employment termination and payments, methodology for valuing stock options, future stock option exercises, changes in compensation, and reasonable compensation analyses the Company is required to make. In 2011, the Compensation and Human Capital Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Jason Wilder and Jody Pollard are not entitled to any Section 280G excise tax gross-up payment.

(3)	The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, plus (b) the average annual cash bonus received in the three previous calendar years.

(4)

The amount reflects the value of accelerating the respective officer’s unvested equity awards upon termination, death or disability. This value is based upon the closing sale price of the Company’s Class A Common Stock and Class B Common Stock, as quoted on the NASDAQ® Global Select Market on December 31, 2024, of $54.79 and $54.44, respectively.

(5)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 48 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2024.

(6)	The amount reflects the sum of (a) the respective named executive officer’s current rate of base salary, plus (b) one-half times his annual cash bonus received for the 2024 calendar year.

(7)

The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, plus (b) two times his highest annual cash bonus received in any of the previous five years.

(8)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 12 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2024.

(9)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 24 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2024.

(10)	In connection with Mr. McRoberts’s retirement from his position of Chief Operating Officer, he stopped participating in the Transition Plan effective November 1, 2024.

CEO Pay Ratio

For the 2024 fiscal year, the ratio of the annual total compensation of W.M. “Rusty” Rush, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was approximately 127 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was the close of business on December 31, 2024 (the “Determination Date”). We did not use the same Median Employee in our calculation of the pay ratio for the 2024 fiscal year as we did in the calculation of the pay ratio for our 2023 fiscal year because we determined that it was appropriate to identify a new Median Employee due to a decrease in our employee population during 2024.

CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Rush under the “Summary Compensation Table” for the 2024 fiscal year. For purposes of this disclosure, Median Annual Compensation was $78,676, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2024 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had a total of 7,876 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and our consolidated subsidiaries as of the Determination Date and excluding employees who did not receive compensation during 2024 due to family, medical, military or company leave. This number includes employees of RTC Canada and the compensation for such employees was expressed in USD by converting CAD to USD at the applicable exchange rate on December 31, 2024. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured compensation for the period beginning on January 1, 2024, and ending on December 31, 2024, for these employees. This compensation measurement was calculated by totaling, for each employee, gross taxable earnings, as reflected on all payroll earnings statements issued during 2024, but excluding any allowances for items that were considered business expense reimbursements, such as automobile or mobile phone allowances, and any other Company-related expenses that were reimbursed during 2024. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals. Once the Median Employee was identified, the Median Annual Compensation for such employee was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock to file reports of ownership and changes in ownership of our securities with the SEC on Forms 3, 4 and 5. We have procedures in place to assist our reporting persons in preparing and filing these reports on a timely basis. Based solely on a review of the reports filed in 2024 and related written representations that no other reports were required, we believe that all required forms were filed on a timely basis for the 2024 fiscal year, except for one Form 4 on behalf of our Board member, Dr. Kennon Guglielmo, which was filed one day late on May 24, 2024, due to an administrative error.

Pay Versus Performance

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our named executive officers and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On
Fiscal Year	Summary Compensation Table Total PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEO's	Average Compensation Actually Paid to Non-PEO NEO's	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (in millions)	Income from Continuing Operations before Tax (in millions)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$10,024,142	$11,128,371	$2,738,146	$3,159,583	$287.61	$238.42	$304.20	$397.80
2023	$10,684,103	$17,419,075	$3,174,927	$5,041,178	$277.63	$221.32	$348.00	$462.10
2022	$10,318,263	$10,365,259	$2,342,196	$2,351,199	$193.60	$146.30	$391.80	$509.30
2021	$8,468,391	$13,689,306	$1,988,353	$3,392,607	$182.77	$138.72	$241.40	$313.60
2020	$6,206,115	$10,880,635	$1,533,642	$2,305,166	$126.22	$121.33	$114.90	$151.70

(1)

The dollar amounts reflected in the columns labeled “(b)” are the amounts of total compensation reported for W.M. “Rusty” Rush for each corresponding year in the “Total” column of the applicable “Summary Compensation Table.”

(2)

The dollar amounts reported in the columns labeled “(c)” represent the amount of “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K and referred to as “CAP”) to W.M. “Rusty” Rush. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Rush during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Rush’s total compensation for each year (as reported in the “Total” column of the applicable “Summary Compensation Table”) to determine his CAP:

Fiscal Year	Grant Date Fair Value of Equity Awards Granted During the Year	Fair Value of Current Year Equity Awards at Year End	Change in Value of Prior Years' Awards Unvested as of Year End	Change in Value of Prior Years' Awards that Vested during the Year	Total Adjustment to Equity Value Included in Compensation Actually Paid
2024	$(4,144,350)	$4,535,650	$994,174	$(282,288)	$5,247,536
2023	$(4,508,700)	$6,721,575	$4,646,935	$(124,838)	$11,243,672
2022	$(4,081,350)	$4,535,300	$15,691	$(422,645)	$4,128,346
2021	$(3,415,300)	$4,154,850	$3,485,490	$995,875	$8,636,215
2020	$(2,468,175)	$4,709,625	$2,665,955	$(232,885)	$7,142,695

(3)

The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (“NEOs”) as a group (excluding any person who served as our principal executive officer, or “PEO”) in the “Total” column of the applicable “Summary Compensation Table.” The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Jason Wilder, Steven L. Keller, Jody Pollard and Michael J. McRoberts; (ii) for 2023, Michael J. McRoberts, Steven L. Keller, Scott Anderson and Jason Wilder; (iii) for 2022, Michael J. McRoberts, Steven L. Keller, Jody Pollard and Scott Anderson; (iv) for 2021, Michael J. McRoberts, Steven L. Keller, Derrek Weaver and Scott Anderson; and (v) for 2020, Michael J. McRoberts, Steven L. Keller, Derrek Weaver and James E. Thor.

(4)

The dollar amounts reported in column (e) represent the average CAP for the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation (as reported in the “Total” column of the applicable “Summary Compensation Table”) for the non-PEO NEOs as a group for each year to determine the average CAP for such group:

Fiscal Year	Grant Date Fair Value of Equity Awards Granted During the Year	Fair Value of Current Year Equity Awards at Year End	Change in Value of Prior Years' Awards Unvested as of Year End	Change in Value of Prior Years' Awards that Vested during the Year	Total Adjustment to Equity Value Included in Compensation Actually Paid
2024	$(1,617,705)	$1,762,043	$283,189	$(89,530)	$1,955,701
2023	$(1,340,968)	$1,995,947	$1,243,340	$(32,068)	$3,207,219
2022	$(1,051,330)	$1,166,379	$(1,785)	$(104,261)	$1,060,334
2021	$(887,894)	$1,080,702	$941,408	$270,038	$2,292,148
2020	$(640,461)	$1,233,561	$482,066	$(303,642)	$1,411,985

(5)

The dollar amounts reported in column (f) show the cumulative total shareholder return (“TSR”) with respect to our Class A Common Stock is calculated in accordance with the requirements of Item 402(v) of Regulation S-K assuming $100 was invested at the closing price per share on December 31, 2019.

(6)

The dollar amounts reported in column (g) show the peer group cumulative TSR, as calculated in accordance with the requirements of Item 402(v) of Regulation S-K assuming a $100 investment at the closing price per share of each peer group member on December 31, 2019, with each peer group member’s TSR weighted based on its stock market capitalization at the close of trading on December 31, 2019. The peer group represented above is the peer group that we use in our Annual Report on Form 10-K for purposes of Item 201(e) of Regulation S-K.

(7)	The dollar amounts reported in column (h) represent the amount of net income reflected in the Company’s audited consolidated financial statements for the applicable year.

(8)

As described in greater detail in “Compensation Discussion and Analysis,” in making compensation decisions the Compensation and Human Capital Committee engages in a subjective assessment of the NEO’s accomplishment and contribution to the Company and does not award compensation (the amount, vesting or payment of which) that is expressly tied to pre-established financial performance measures. The Compensation and Human Capital Committee historically has reviewed and considered the Company’s income from continuing operations before taxes as part of its subjective assessment of each NEO’s performance and, in particular, as a factor in determining annual discretionary cash bonuses payable to each NEO.

Analysis of the Information Presented in the Pay Versus Performance Table

As described in greater detail in in “Compensation Discussion and Analysis,” the Compensation and Human Capital Committee’s goal with respect to executive compensation is to: (a) provide a competitive compensation package that enables us to attract, motivate and retain talented executives; (b) reward executives when we perform well financially, while not encouraging them to take unnecessary risks that could threaten our long-term sustainability; and (c) align executives’ interests with those of our shareholders. In the furtherance of this goal, the Compensation and Human Capital Committee does not use quantitative performance measures in determining executive compensation. The Compensation and Human Capital Committee believes that basing individual performance on quantitative performance measures increases the possibility that individuals will take inappropriate risks to achieve such performance goals without appropriate consideration of the best interests of the Company and our shareholders. The Compensation and Human Capital Committee believes its approach to evaluating individual performance and contribution to the Company provides a balanced relationship between pay-for-performance and appropriate risk management, and fosters team cohesiveness.

The charts below show the relationship between the CAP of our PEO and the average CAP of our non-PEO NEOs and our TSR and net income for each of the covered years:

Table of Performance Measures

The following table presents the performance measures that Compensation and Human Capital Committee considers to have been the most important in its executive compensation program linking pay to performance in 2024.

Compensation Actually Paid
vs.
GAAP Net Income
and
Income from Continuing Operations Before Taxes
COMPENSATION ACTUALLY PAID
$20,000,000
$18,000,000
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
GAAP NET INCOME / INCOME FROM CONTINUING OPS
$600,000,000
$500,000,000
$400,000,000
$300,000,000
$200,000,000
$100,000,000
$-
2020
2021
2022
2023
2024

Income from Continuing Operations before Taxes (financial)
Net income (financial)
Evaluations of individual performance (non-financial)

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Compensation and Human Capital Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Compensation and Human Capital Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and these discussions, the Compensation and Human Capital Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Human Capital Committee of the Board of Directors

William H. Cary, Chairman

Thomas A. Akin

Amy Boerger

Raymond J. Chess

Troy A. Clarke

DIRECTOR COMPENSATION

The Board of Directors, upon the recommendation of the Compensation and Human Capital Committee, approves annual compensation for nonemployee directors. In approving nonemployee director compensation, the Compensation and Human Capital Committee considers the amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required of Board members. The Company’s executive officers do not make recommendations regarding the compensation of Mses. Mendoza and Boerger, Messrs. Akin, Chess, Cary, Clarke and Dr. Guglielmo.

The Company’s 2024 nonemployee director compensation structure, described in more detail below, consisted of (a) cash compensation in the form of annual retainer(s) and (b) equity compensation in the form of stock awards of the Company’s Class A Common Stock.

2024 Annual Retainer

The 2024 annual retainer was as follows:

●	Each nonemployee director received an annual retainer of $105,000 for service on the Board of Directors;

●	The Chairman of the Compensation and Human Capital Committee and the Chairman of the Nominating and Governance Committee each received an additional annual retainer of $5,000; and

●	The Chairman of the Audit Committee received an additional annual retainer of $20,000.

2024 Stock Awards

Messrs. Akin and Clarke and Dr. Guglielmo each received an outright grant of 3,230 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $145,000. In lieu of an outright grant of 3,230 shares of the Company’s Class A Common Stock, Ms. Boerger elected to receive an outright grant of 2,261 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $101,500, and $43,500 cash. In lieu of an outright grant of 3,230 shares of the Company’s Class A Common Stock, Messrs. Cary and Chess and Ms. Mendoza elected to receive an outright grant of 1,938 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $87,000, and $58,000 cash.

Deferred Compensation Plan

Beginning with compensation earned in 2011, nonemployee directors of the Company were eligible to participate in the Deferred Compensation Plan. Prior to May 2021, the Deferred Compensation Plan allowed participants to elect to defer payment of a portion of their director fees and any RSU awards. The Company no longer grants RSUs to nonemployee directors and the Deferred Compensation Plan no longer permits the deferral of RSUs. The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. The only nonemployee director currently participating in the Deferred Compensation Plan is Mr. Akin, and as of December 31, 2024, the aggregate balance of his account was $1,460,881. For further discussion of the Deferred Compensation Plan, see the narrative section of the “2023 Nonqualified Deferred Compensation” table set forth above.

The following table summarizes the compensation paid to our nonemployee directors who served during 2024:

2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All other Compensation ($)	Total ($)
W.M. “Rusty” Rush(4)	−	−	−	−	−
Michael McRoberts(4)	−	−	−	−	−
Thomas Akin	125,000	144,995	−	−	269,995
Raymond J. Chess	163,000	86,997	−	−	249,997
Williams H. Cary	168,000	86,997	−	−	254,997
Dr. Kennon H. Guglielmo	105,000	144,995	−	−	249,995
Elaine Mendoza	168,000	86,997	−	−	254,997
Troy A. Clarke	105,000	144,995	−	−	249,995
Amy Boerger	148,500	101,496	−	−	249,996

(1)

This amount reflects the annual retainer and additional retainers for directors who chair a Board committee (collectively, “Director Fees”) and any cash received in exchange for fractional shares relating to the nonemployee director’s annual stock award. Nonemployee directors may defer all or a part of their Director Fees under the Deferred Compensation Plan.

(2)

These amounts reflect the aggregate grant date fair value of the Class A stock awards granted in 2024 computed in accordance with ASC 718, except no assumptions for forfeitures were included. The grant date fair value of the Class A stock awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

(3)

There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan. Mr. Akin and Mr. Chess are the only nonemployee directors who have participated in the Deferred Compensation Plan since its inception in 2011.

(4)

Only nonemployee directors are eligible to receive compensation for their service as a director of the Company. Accordingly, W.M. “Rusty” Rush, the Company’s Chairman of the Board, President and Chief Executive Officer and Michael J. McRoberts, the Company’s Senior Advisor, are not entitled to any director compensation. See the 2024 Summary Compensation Table for a discussion of Messrs. Rush’s and McRoberts’s 2024 compensation.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has completed the following:

●	Reviewed and discussed the audited financial statements with management;

●

Discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC;

●

Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence; and

●

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

Audit Committee of the Board of Directors

Thomas A. Akin, Chairman

Amy Boerger

William H. Cary
Elaine Mendoza
Dr. Kennon H. Guglielmo

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has a policy that provides for preapproval of audit, audit-related and non-audit services performed by the independent registered public accounting firm to ensure that the provision of non-audit services do not impair the independent registered public accounting firm’s independence. The Audit Committee will annually review and preapprove services (“General Preapproval”) that may be provided by the independent auditors without specific approval from the Audit Committee at the time such services are actually performed. Unless a type of service to be provided by the independent auditors receives General Preapproval, it requires specific approval of the Audit Committee before the independent auditors may commence such services. Any services that would exceed preapproved cost levels under the General Preapproval would similarly require specific approval of the Audit Committee before being performed at the higher cost level.

The following table presents fees for professional audit services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2023, and December 31, 2024, and fees billed for other services rendered by EY during those periods. All of the fees presented below were approved by the Audit Committee.

Type of Fees	2023		2024
Audit Fees(1)		$1,408,500		$1,628,450
Audit-related Fees(2)		$10,000	$	−
Tax Fees(3)		$444,379		$496,086
All Other Fees(4)	$	−	$	−
Total		$1,862,879		$2,124,536

(1)

Audit fees consisted principally of professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2023 and 2024, the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the years ended December 31, 2023 and 2024, and fees related to the audits of the Company’s internal control over financial reporting.

(2)	Audit-related fees for professional services rendered by EY in 2023 were related to a consent provided by EY in connection with the Company’s Form S-8 filed on November 30, 2023.

(3)	Tax fees consisted principally of professional services rendered for tax compliance and reporting, except those provided in connection with the audit or quarterly reviews.

(4)	There are no fees for products and services rendered by EY in 2023 and 2024 other than the services reported under “Audit Fees” “Audit-related Fees” and “Tax Fees.”

The Audit Committee has considered whether the non-audit services provided by EY, including the services rendered in connection with tax compliance and reporting, were compatible with maintaining EY’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of EY as the Company’s independent registered public accounting firm.

The Company’s Policy Regarding Hedging or Pledging of Company Stock

The Company prohibits all of its employees and directors from hedging the Company’s stock. The Company’s executive officers and directors are prohibited from pledging shares of the Company’s stock without the preapproval of the Company’s General Counsel, which is only expected to be granted under very limited circumstances. None of the Company’s executive officers or directors are currently pledging any of the Company’s stock.

Certain Relationships and Related Transactions

During 2024, the Company did not engage in any “related-person transactions” (as defined by the SEC), and is not currently a party to any such transactions. The Company’s Audit Committee reviews and approves all “related-person transactions” as required by the NASDAQ® Global Select Market, the applicable rules of the SEC and the Audit Committee’s charter.

The Board of Directors, acting upon the recommendation of the Audit Committee, has established procedures that require that all requests for approval of proposed related-person transactions be submitted to the Company’s General Counsel and referred for approval or ratification by the Audit Committee. The Audit Committee reviews any related-person transaction, and only transactions which the Audit Committee finds to be in the best interests of the Company and its shareholders are approved or ratified. In considering whether to approve a related-person transaction, the Audit Committee considers the following factors, to the extent relevant: (a) whether the transaction is of the type that is undertaken in the ordinary course of the Company’s business; (b) whether the transaction is being initiated by the Company or the related person; (c) whether the terms of the related-person transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person; (d) the purpose of, and the potential benefits to the Company of, the transaction; (e) the approximate dollar value of the transaction, particularly as it relates to the related person; (f) the related person’s interest in the transaction and (g) any other information regarding the related person or transaction that would be material to investors in light of the circumstances of the transaction. If a related-person transaction is expected to be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow and shall review and assess such guidelines and compliance at least annually.

Other Matters

Other Business Presented at the Annual Meeting

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should properly arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

Where You Can Find More Information

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s Common Stock is quoted on the NASDAQ® Global Select Market.

You may request a copy of the Company’s filings (other than exhibits, which are not specifically incorporated by reference therein) at no cost by writing to us at the following address:

Rush Enterprises, Inc.
555 IH-35 South, Suite 500
New Braunfels, Texas 78130
Attention: Michael Goldstone

RUSH ENTERPRISES

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V68524-P29281 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

RUSH ENTERPRISES, INC.

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) W. M. Rusty Rush
02) Thomas A. Akin
03) Raymond J. Chess
04) William H. Cary
05) Dr. Kennon H. Guglielmo
06) Elaine Mendoza
07) Troy A. Clarke
08) Amy Boerger
09) Michael J. McRoberts

**The Board of Directors recommends you vote FOR proposal 2.**

**NOTE:** In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V68525-P29281

**RUSH ENTERPRISES, INC.**
**Annual Meeting of Shareholders**
**May 20, 2025 10:00 AM**
**This Proxy is solicited by the Board of Directors**

The undersigned shareholder of Rush Enterprises, Inc. (the "Company") hereby appoints Steven L. Keller and Michael Goldstone, and each of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held on May 20, 2025, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.'s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, the number of votes that the undersigned would be entitled to cast if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

**This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no such direction is made, this proxy will be voted FOR all of the nominees listed in Proposal 1, and FOR ratification of the appointment of Ernst & Young LLP in Proposal 2.**

**Continued and to be signed on reverse side**